UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

ARC DOCUMENT SOLUTIONS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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ARC DOCUMENT SOLUTIONS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held April 27, 2017

To Our Stockholders:

We cordially invite you to attend the 2017 Annual Meeting of Stockholders of ARC Document Solutions, Inc. The annual meeting will take place at the Diablo Country Club, at 1700 Clubhouse Road, Diablo, California 94528 on Thursday, April 27, 2017, at 9:00 a.m. PDT. We look forward to your attendance either in person or by proxy.

The purpose of the annual meeting is to:

1. Elect the seven directors named in the proxy statement for the 2017 annual meeting of stockholders, each for a term of one year or until their successors are elected and qualified;

2. Ratify the appointment of Deloitte & Touche LLP as ARC Document Solutions, Inc.’s independent registered public accounting firm for fiscal year 2017;

3. Hold an advisory, non-binding vote on executive compensation;

4. Hold an advisory, non-binding vote on the frequency of stockholder votes on executive compensation; and

5. Transact any other business that may properly come before the annual meeting and any postponements or adjournments of the annual meeting.

The foregoing items of business are more fully described in the proxy statement accompanying this notice of annual meeting of stockholders. Only stockholders of record at the close of business on February 27, 2017 will receive notice of, and be eligible to vote at, the annual meeting or any postponements or adjournments of the annual meeting. A list of such stockholders will be available at the annual meeting and during ordinary business hours ten days prior to the annual meeting at the principal executive offices of ARC Document Solutions, Inc. at 1981 North Broadway, Suite 385, Walnut Creek, California 94596. If you would like to review the stockholder list, please contact our principal executive offices at (925) 949-5100 to schedule an appointment.

A copy of ARC Document Solutions, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, is included with this mailing. We are sending this proxy statement and related materials to stockholders on or about March 28, 2017.

By order of the Board of Directors,

D. Jeffery Grimes
Vice President, Senior Corporate Counsel and
Corporate Secretary
March 28, 2017

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to Be Held on April 27, 2017

This proxy statement and our 2016 Annual Report on Form 10-K are available at www.proxyvote.com.

YOUR VOTE IS VERY IMPORTANT

Please read the proxy statement and the voting instructions on the enclosed proxy card. Then, whether or not you plan to attend the annual meeting in person, and no matter how many shares you own, please complete, sign, date and promptly return the enclosed proxy card in the enclosed return envelope. This will ensure that your vote is counted even if you cannot attend the annual meeting in person. The enclosed return envelope requires no additional postage if mailed in either the United States or Canada.

ARC DOCUMENT SOLUTIONS, INC.

2017 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

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ARC DOCUMENT SOLUTIONS, INC.

1981 North Broadway, Suite 385
Walnut Creek, California 94596
(925) 949-5100

March 28, 2017

PROXY STATEMENT

The board of directors of ARC Document Solutions, Inc. is furnishing you with this proxy statement in connection with the solicitation of proxies on its behalf for the 2017 annual meeting of stockholders. The meeting will take place at the Diablo Country Club, at 1700 Clubhouse Road, Diablo, California 94528 on Thursday, April 27, 2017, at 9:00 a.m. PDT. In this proxy statement, we refer to ARC Document Solutions, Inc. as the “Company”, “we”, “us”, “our” or “ARC.”

By submitting your proxy (by signing and returning the enclosed proxy card), you authorize Kumarakulasingam Suriyakumar, the Chairman of the Board, President and Chief Executive Officer, and a director of ARC, and D. Jeffery Grimes, Vice President, Senior Corporate Counsel and Corporate Secretary of ARC, to represent you and vote your shares at the meeting in accordance with your instructions. They also may vote your shares to adjourn the meeting and will be authorized to vote your shares at any postponements or adjournments of the meeting.

We are first sending this proxy statement, form of proxy and accompanying materials to stockholders on or about March 28, 2017.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE AND SUBMIT YOUR PROXY CARD INCLUDED IN THE ENCLOSED ENVELOPE.

ANNUAL MEETING AND VOTING INFORMATION

The board seeks your proxy for use in voting at the annual meeting or any postponements or adjournments of the meeting. The annual meeting will be held at the Diablo Country Club, at 1700 Clubhouse Road, Diablo, California 94528 on Thursday, April 27, 2017, at 9:00 a.m. PDT. We intend to begin mailing this proxy statement, the attached notice of annual meeting, the accompanying proxy card and our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, on or about March 28, 2017, to all holders of our common stock entitled to vote at the meeting. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 does not constitute a part of the proxy solicitation materials and is not incorporated by reference into this proxy statement.

Purpose of the Annual Meeting

At the annual meeting, ARC stockholders will vote on the following items:

1.	The election of the seven directors named in this proxy statement, each for a term of one year or until their successors are elected and qualified;

2.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2017;

3.	An advisory, non-binding vote on executive compensation; and

4.	An advisory, non-binding vote on the frequency of stockholder votes on executive compensation.

Stockholders also will transact any other business that may properly come before the meeting. Members of ARC’s management team and representatives of Deloitte & Touche LLP, the Company’s independent registered public accounting firm for fiscal year 2016, will be present at the meeting to respond to appropriate questions from stockholders. Representatives of Deloitte & Touche LLP will also make a statement if they so desire.

Admission to the Annual Meeting

All record or beneficial owners of ARC’s common stock may attend the annual meeting in person. When you arrive at the annual meeting, please present photo identification, such as a valid driver’s license. Beneficial owners must also provide evidence of stock holdings, such as a recent brokerage account or bank statement showing

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ownership of ARC common stock on the record date of February 27, 2017. ARC also has invited certain ARC employees and certain agents of the Company to attend the annual meeting.

Record Date

The record date for the annual meeting is February 27, 2017. Only stockholders of record at the close of business on that date are entitled to vote at the meeting. The only class of stock entitled to be voted at the meeting is ARC’s common stock. Each outstanding share of common stock is entitled to one vote on each matter presented for a vote at the meeting. At the close of business on the record date, there were 46,307,515 shares of ARC common stock outstanding.

Quorum

A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of ARC common stock outstanding on the record date will constitute a quorum. Proxies received but marked as abstentions or treated as “broker non-votes” will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. If a quorum is not present at the scheduled time of the meeting, the stockholders who are represented may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given.

Required Vote

Proposal 1 The affirmative vote of a plurality of the votes cast at the meeting is required to elect the seven nominees for director named in Proposal 1. This means that the seven nominees for director receiving the highest number of votes cast will be elected. If you vote to abstain or withhold your vote with respect to one or more nominees, your shares will not be voted with respect to the person or persons indicated, although they will be counted for purposes of determining whether there is a quorum.

Proposals 2, 3 and 4 Approval of Proposals 2, 3 and 4 requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote assuming a quorum is present.

Routine and Non-Routine Matters

Proposal 2 (ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2017) is a routine matter under the New York Stock Exchange (“NYSE”) rules. A broker or other nominee may vote in its discretion on behalf of clients that have not provided voting instructions.

Proposal 1 (election of directors), Proposal 3 (advisory vote on executive compensation) and Proposal 4 (advisory vote on frequency of future advisory stockholder votes on executive compensation) are non-routine matters under the NYSE rules. This means that if your shares are held by your broker or other nominee in “street name,” and you do not provide your broker or other nominee with instructions on how to vote your shares, your broker or nominee will not be permitted to vote your shares on Proposals 1, 3 and 4. This will result in “broker non-votes.”

Voting Shares Held in “Street Name”

If your shares are held by a broker or other nominee, you are considered the beneficial owner of shares held in “street name.” If your shares are held in “street name,” these proxy materials are being forwarded to you by your broker or nominee (the record holder), along with a voting instruction card. As the beneficial owner of shares held in “street name,” you have the right to instruct your broker or nominee how to vote your shares and your broker or nominee is required to vote your shares in accordance with your instructions. If you do not give instructions to your broker or nominee, your broker or nominee will nevertheless be entitled to vote your shares with respect to “routine” items, but will not be permitted to vote your shares with respect to “non-routine” items. See the item above entitled “Routine and Non-Routine Matters” for additional details on routine and non-routine matters.

As the beneficial owner of shares, you are invited to attend the meeting. If you are a beneficial owner, however, you may not vote your shares in person at the meeting unless you obtain a proxy form from the record holder of your shares.

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Treatment of Abstentions, Withhold Votes and “Broker Non-Votes”

Abstentions and Withhold Votes. You may vote to abstain or withhold your vote on any of the matters to be voted on at the annual meeting. Abstentions and withhold votes will be treated as shares present for determining whether a quorum is present at the annual meeting. Abstentions and withhold votes will have no effect on the vote to elect our directors (Proposal 1), who are elected by a plurality of votes, but (a) will be counted as votes against the ratification of the appointment of our independent registered public accounting firm and the proposal regarding an advisory, non-binding vote on executive compensation (Proposals 2 and 3), and (b) will not be counted as a vote for “one year,” “two years,” or “three years” on the proposal on the frequency of holding votes on executive compensation (Proposal 4).

“Broker Non-Votes.” Broker non-votes occur when a broker or other nominee is unable to vote on a “non-routine” item because of a lack of instructions from the beneficial holder (or the holder in “street name”). Shares that are subject to “broker non-votes” will be treated as shares present for quorum purposes, but will not be counted for or against any particular proposal. If you do not provide your broker or nominee with instructions on how to vote your shares held in “street name,” your broker or nominee will not be permitted to vote your shares on “non-routine” items. Under the rules of the NYSE, Proposals 1, 3 and 4 are “non-routine” items and Proposal 2 is a “routine” item. Your broker or nominee is not entitled to vote your shares on Proposals 1, 3 and 4 without specific instructions from you on how to vote. Your broker or nominee is entitled, however, to vote your shares on Proposal 2 without your instructions. If you are the beneficial owner of ARC shares, we strongly encourage you to provide instructions to your broker regarding the voting of your shares.

Voting Instructions

If you properly complete and sign the accompanying proxy card and return it in the enclosed envelope, it will be voted in accordance with your instructions. By doing so, you are authorizing the individuals listed on the proxy card to vote your shares in accordance with your instructions. The enclosed envelope requires no additional postage if mailed in either the United States or Canada.

If you are a record holder, and attend the meeting in person, you may deliver your completed proxy card in person at the meeting. Additionally, we will distribute written ballots to record holders who wish to vote in person at the meeting. If you attend the annual meeting, please bring the enclosed proxy card or proof of identification. If you are the beneficial holder of shares held in “street name,” and you wish to vote at the meeting, you will need to obtain a proxy, executed in your favor, from your broker or other nominee and bring it with you to the meeting.

If your shares are held in “street name,” you may be able to vote your shares electronically by telephone or on the internet. A large number of banks and brokerage firms participate in a program provided through Broadridge Financial Solutions, Inc. that offers telephone and internet voting options. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may vote those shares electronically by telephone or on the internet by following the instructions set forth on the voting form provided to you by your record holder.

Revoking your Proxy

If you are the record holder of your shares, you may revoke your proxy at any time before your shares are voted and change your vote:

●	by signing another proxy with a later date and delivering it prior to the annual meeting in accordance with the instructions set forth in this proxy statement;

●	by giving written notice of your revocation to the corporate secretary of ARC prior to or at the meeting or by voting in person at the meeting; or

●	by attending the annual meeting and voting in person.

Your attendance at the meeting itself will not revoke your proxy unless you give written notice of revocation to our corporate secretary before your proxy is voted or you vote in person at the meeting. Any written notice of revocation, or later dated proxy, should be delivered to:

ARC Document Solutions, Inc.

1981 North Broadway, Suite 385

Walnut Creek, California 94596

Attention: D. Jeffery Grimes, Secretary

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If your shares are held in street name by a broker or other nominee, you must contact them in order to find out how to change your vote.

Tabulating Votes

Broadridge Financial Solutions, Inc. will tabulate and certify the votes. In addition, Broadridge Financial Solutions, Inc. will provide an inspector of election at the annual meeting.

Solicitation of Proxies

ARC is soliciting the proxies and will bear the entire cost of this solicitation, including the preparation, assembly, printing and mailing of this proxy statement and any additional materials furnished to our stockholders. Our directors, officers and employees may solicit votes and request proxies by telephone. Copies of solicitation materials will be furnished to banks, brokerage houses and other agents holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to the beneficial owners. In addition, if asked, we will reimburse these persons for their reasonable expenses in forwarding the solicitation materials to the beneficial owners. We have asked banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares they hold of record.

Other Business

We know of no other business that will be presented at the meeting. If any other matter properly comes before the Company’s stockholders for a vote at the meeting, the proxy holders will vote your shares in accordance with their best judgment.

PROPOSAL 1
ELECTION OF DIRECTORS

Nominees for Director

The board currently consists of eight directors, seven of whom have been nominated to serve for a term of one year or until their successors are duly elected and qualified, and one of whom, Eriberto R. Scocimara, is retiring from the board and is not standing for re-election in 2017. Following the expiration of Mr. Scocimara’s term at the annual meeting, the board will consist of seven directors. John G. Freeland was appointed to the board in 2016 in anticipation of Mr. Scocimara’s retirement. Our board is not classified and thus all of our directors are elected annually.

Each of the nominees has consented to being named in this proxy statement and has agreed to serve as a member of the board if elected. The Company has no reason to believe that any nominee will be unable to serve. If a nominee is unable to stand for election, the board may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority to vote.

The affirmative vote of a plurality of the votes cast at the meeting is required to elect the seven director nominees listed below. This means that the seven nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them will be elected as directors.

The following table sets forth, with respect to each nominee, his name, the year in which he first became a director of ARC, and his age as of February 27, 2017. Each of the nominees has served continuously as a director since first becoming a director of ARC.

Director	Year Elected	Age
Kumarakulasingam Suriyakumar	1998(1)	63
Thomas J. Formolo	2000(2)	52
John G. Freeland	2016	63
Dewitt Kerry McCluggage	2006	62
James F. McNulty	2009	74
Mark W. Mealy	2005	59
Manuel J. Perez de la Mesa	2002(3)	59

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(1)	Served as an advisor of American Reprographics Holdings, L.L.C., a California limited liability company (“Holdings”), since 1998 and as a director of the Company since October 2004. We were previously organized as Holdings and immediately prior to our initial public offering on February 9, 2005, we reorganized as American Reprographics Company, a Delaware corporation, and subsequently changed our name to ARC Document Solutions, Inc.

(2)	Served as an advisor of Holdings since 2000 and as a director of ARC since October 2004.

(3)	Served as an advisor of Holdings since 2002 and as a director of ARC since October 2004.

The following is a brief description of the principal occupation and business experience of each of our directors and their other affiliations.

Kumarakulasingam (“Suri”) Suriyakumar has served as our President and Chief Executive Officer since June 1, 2007, and he served as our President and Chief Operating Officer from 1991 until his appointment as Chief Executive Officer. On July 24, 2008, Mr. Suriyakumar was appointed Chairman of our board of directors. Mr. Suriyakumar served as an advisor of Holdings from March 1998 until his appointment as a director of the Company in October 2004. Mr. Suriyakumar joined Micro Device, Inc. (our predecessor company) in 1989. He became the Vice President of Micro Device, Inc. in 1990. Prior to joining the Company, Mr. Suriyakumar was employed with Aitken Spence & Co. LTD, a highly diversified conglomerate and one of the five largest corporations in Sri Lanka. Mr. Suriyakumar currently serves as Chairman of the board of directors of Mobitor, L.L.C, a privately held company. ARC’s board believes that as a founder of the company with tremendous industry knowledge, a strong following within the company, and demonstrated leadership skills in a variety of economic and market-driven environments, Mr. Suriyakumar possesses unmatched experience in, and insight into, all aspects of our business, and his service on the board is invaluable to ARC.

Thomas J. Formolo served as an advisor of Holdings from April 2000 until his appointment as a director of the Company in October 2004. In 2013, Mr. Formolo founded New Harbor Capital, LLC, a lower middle market private equity firm focused on growth buyout, investing into business services, health care and education companies. Since 1990, Mr. Formolo has also been employed by CHS Capital LLC (formerly known as Code Hennessy & Simmons LLC), or CHS, and has been a partner since 1997. CHS is a private equity firm based in Chicago, Illinois, that specializes in leveraged buyout and recapitalizations of middle market companies in partnership with company management through its private equity funds. He has been a member of the management committee since 2001. Mr. Formolo is currently a director of the following companies: PT Solutions Holdings LLC, New York Kids Club, Kure Pain Management, Community Psychiatry, Certica Solutions and Wedgewood Pharmacy. The board believes that Mr. Formolo’s financial acumen, experience in leveraged buyouts, his independent director status and the fact that our board of directors has determined that he is an “audit committee financial expert” under SEC guidelines, given his understanding of accounting and financial reporting, make his service to the board valuable to ARC. Mr. Formolo has a Bachelor of Business Administration in Marketing, Finance and International Business from the University of Wisconsin-Madison and a Master of Business Administration from Northwestern University.

John G. Freeland was appointed a director of the Company in May 2016. From October 2007 to June 2012 Mr. Freeland served as President and CEO, and from June 2012 to December 2012 served as Executive Vice Chairman, of Information Resources, Inc. (IRI), a leading global provider of information, insights and decision solutions. Previously he was President Worldwide Operations for salesforce.com, and a Managing Partner at Accenture, leading its Customer Relationship Management practice. Mr. Freeland currently serves as director of WNS (Holdings) Limited, a publicly-traded company. The board believes that Mr. Freeland’s experience as a principal executive officer, his service as a director of publicly-traded companies, and his direct management experience in enterprise level, software/consulting sales have provided him with a deep understanding of business matters. His business understanding coupled with his broad operational expertise and his status as an independent director make his service on the board valuable to ARC. Mr. Freeland earned his Bachelor of Arts in economics and his Masters of Business Administration from Columbia University.

Dewitt Kerry McCluggage was appointed a director of the Company in February 2006 and lead independent director in 2007. Mr. McCluggage currently serves as the President of Craftsman Films, Inc., which produces motion pictures and television programs, a company he started in January 2002. An active investor in media-related companies, Mr. McCluggage previously served as a director of Content Media Corporation, Ltd., a private UK-based, distributor of film and television products, which was publicly-traded on the AIM market but went private in 2012. Mr. McCluggage is also an equity investor in Trifecta Entertainment, LLC, offering independent syndication sales

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and barter advertising in the U.S. Mr. McCluggage served as President, and then in 1993, Chairman, of Paramount Television Group, where he was responsible for overseeing all television operations from 1991 until his resignation in 2002. Prior to that, Mr. McCluggage served as President of Universal Television from 1987 to 1991. The board believes Mr. McCluggage’s principal executive officer experience, and his sales, marketing and operational experience has provided him with a deep understanding of business matters. As the film/television business has undergone a transition from analog to digital production, the Board believes his experience guiding this kind of transition is valuable to ARC, which is in the middle of a similar transition. Mr. McCluggage’s status as an independent director also renders his service on the board valuable to the Company. Mr. McCluggage has a Bachelor of Arts from University of Southern California and a Master of Business Administration from Harvard Business School.

James F. McNulty was elected as a director of the Company in March 2009. Mr. McNulty served as Chairman and Chief Executive Officer of Parsons Company (“Parsons”), an international engineering, construction and management services firm based in Pasadena, California until May 2008 and as Chairman of the Board of directors of Parsons until November 2008. Mr. McNulty currently serves as a director of American States Water Company, a publicly-traded company. The board believes that Mr. McNulty’s principal executive officer experience in the industry that is the target of our primary products and services, as well as his service as a director of publicly-traded companies, have provided him with a deep understanding of business matters, and that this understanding, his broad operational acumen and his status as an independent director make his service on the board valuable to ARC. Mr. McNulty has a Bachelor of Science degree in engineering from the United States Military Academy at West Point and master degrees from Ohio State University and the Massachusetts Institute of Technology where he was an Alfred P. Sloan Fellow.

Mark W. Mealy was appointed as a director of the Company in March 2005. Mr. Mealy has served as Managing Partner of Colville Capital LLC, a private investment firm, since October 2005. Mr. Mealy also served as the Managing Director and Group Head of Mergers and Acquisitions of Wachovia Securities, Inc., an investment banking firm, from March 2000 until October 2004. Mr. Mealy served as the Managing Director, Mergers and Acquisitions, of First Union Securities, Inc., an investment banking firm, from April 1998 to March 2000, and as the Managing Director of Bowles Hollowell Conner & Co., an investment banking firm, from April 1989 to April 1998. Mr. Mealy is currently a director of the following companies: Motion & Flow Control Products, Inc., Kurz Industrial Solutions, Inc., and Stored Energy Holdings, Inc. The board believes that Mr. Mealy’s financial acumen, experience in mergers and acquisitions, his independent director status and the fact that our board of directors has determined that he is an “audit committee financial expert” under SEC guidelines, given his understanding of accounting and financial reporting, make his board service valuable to ARC. Mr. Mealy has Bachelor of Arts from the Woodrow Wilson School of Public and International Affairs at Princeton University.

Manuel J. Perez de la Mesa served as an advisor of Holdings from July 2002 until his appointment as a director of the Company in October 2004. Mr. Perez de la Mesa has been Chief Executive Officer of Pool Corporation, a publicly-traded wholesale distributor of swimming pool supplies and related equipment, since May 2001 and has also been the President of Pool Corporation since February 1999. Mr. Perez de la Mesa served as Chief Operating Officer of Pool Corporation from February 1999 to May 2001. Mr. Perez de la Mesa also serves as a director of Pool Corporation and Patriot Holdings LLC. The board believes that Mr. Mesa’s principal executive officer experience and his service as a director of another publicly-traded company, as well as his operations and management experience, have provided him with a deep understanding of business matters, and that this understanding, his independent director status and the fact that our board of directors has determined that he is an “audit committee financial expert” under SEC guidelines, given his understanding of accounting and financial reporting, make his board service valuable to ARC. Mr. Perez de la Mesa has a Bachelor of Business Administration from Florida International University and a Master of Business Administration from St. John’s University.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”
THE ELECTION OF EACH OF THE SEVEN DIRECTOR NOMINEES LISTED ABOVE

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PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Appointment of Auditors

Deloitte & Touche LLP (“Deloitte”) was appointed as our independent registered public accounting firm for the fiscal year ended December 31, 2016, and has audited our financial statements for the 2016 and 2015 fiscal years. The Audit Committee has appointed Deloitte to be our independent registered public accounting firm for the fiscal year ending December 31, 2017. ARC stockholders are asked to ratify this appointment at the 2017 annual meeting. Representatives of Deloitte will be present at the meeting to respond to appropriate questions and to make a statement if they so desire.

Auditor Fees

A summary of the services provided by Deloitte, our independent registered public accounting firm for the fiscal years ended December 31, 2016 and 2015, and fees billed for such services (in thousands), is as follows:

	2016	2015
Audit fees (1)	$1,390	$1,445
Audit related fees	—	—
Tax fees	—	—
All other fees	5	5

Total	$1,395	$1,450

(1)	Consists of aggregate fees billed or expected to be billed for professional services rendered for the audit of our annual consolidated financial statements for the fiscal years ended December 31, 2016 and 2015, respectively, and reviews of our condensed consolidated financial statements in the Company’s quarterly reports during the fiscal years ended December 31, 2016 and 2015, respectively.

Pre-Approval of Audit and Non-Audit Services

The Audit Committee has adopted a pre-approval policy governing the engagement of the Company’s independent registered public accounting firm for all audit and non-audit services. The Audit Committee’s pre-approval policy provides that the Audit Committee must pre-approve all audit services and non-audit services to be performed for the Company by its independent registered public accounting firm prior to their engagement for such services. The Audit Committee pre-approval policy establishes pre-approved categories of certain non-audit services that may be performed by the Company’s independent registered public accounting firm during the fiscal year, subject to dollar limitations that may be set by the Audit Committee. Pre-approved services include certain audit related services, tax services and various non-audit related services. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee may delegate pre-approval authority to one or more of its members. The member(s) to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next meeting. One hundred percent of the services provided by Deloitte during 2016 and 2015 were approved by the Audit Committee in accordance with the pre-approval procedures described above.

Under Company policy and/or applicable rules and regulations, the independent registered public accounting firm is prohibited from providing the following types of services to the Company: (1) bookkeeping or other services related to the Company’s accounting records or financial statements, (2) financial information systems design and implementation, (3) appraisal or valuation services, fairness opinions or contribution-in-kind reports, (4) actuarial services, (5) internal audit outsourcing services, (6) management functions, (7) human resources, (8) broker-dealer, investment advisor or investment banking services, and (9) legal services.

The Audit Committee has sole authority to appoint ARC’s independent registered public accounting firm for fiscal year 2017 pursuant to the terms of the Audit Committee Charter. Accordingly, stockholder approval is not required to appoint Deloitte as ARC’s independent registered public accounting firm for fiscal year 2017. The board believes, however, that submitting the appointment of Deloitte to the stockholders for ratification is a matter of good corporate governance. If the stockholders do not ratify the appointment of Deloitte, the Audit Committee will review its future selection of an independent registered public accounting firm.

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THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE

RATIFICATION OF DELOITTE & TOUCHE LLP AS ARC’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2017

PROPOSAL 3

ADVISORY, NON-BINDING VOTE ON EXECUTIVE COMPENSATION

We received a majority vote for our compensation program at our 2016 annual meeting, with approximately 97% of our stockholders who voted at the meeting approving our compensation practices.

The Compensation Discussion and Analysis section, beginning on page 20 of this proxy statement, describes our executive compensation program in greater detail. In particular, stockholders should note the following goals of our executive compensation program:

●	To establish compensation levels based on competitive market conditions that attract and retain candidates for executive positions as necessary and that encourage performance that benefits our employees, customers, and stockholders;

●	To foster an “ownership mentality” and align the interests of our executive officers with those of our stockholders through long-term equity awards;

●	To recognize and reward superior performance; and

●	To protect and preserve the domain expertise and customer relationships embodied in our key executives.

The Compensation Committee has also taken note of management’s progress in transforming ARC to a digitally-enabled document solutions company serving the broader construction industry. In evaluating such progress, the Compensation Committee took into consideration the particular economic and industry conditions that challenged the Company during the 2007-2009 recession and its aftermath, especially in regard to the lack of private non-residential construction activity and commercial credit, and the substantive changes we are currently experiencing due to the impact of technology on our primary end market.

In fiscal year 2016, the Company focused on a reconfiguration of its business to better respond to a changing market. In spite of revenue decline and investments in addressing its reversal, ARC returned a gross margin of nearly 33%, adjusted EBITDA of more than $62 million, and continuing strong cash flows.

For a description of adjusted EBITDA please refer to the “Non-GAAP Financial Measures” section starting on page 21 in Item 7 of our 2016 Annual Report on Form 10-K, and for a calculation of adjusted EBITDA please refer to page 23 in Item 7 of our 2016 Annual Report on Form 10-K.

For the reasons stated, we are requesting approval, in a non-binding vote, of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation rules of the United States Securities and Exchange Commission (“SEC”), including in the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion contained in the Company’s 2017 Proxy Statement, is approved.”

The stockholder vote on Proposal 3 is advisory in nature and, thus, is not binding on the Company. The Compensation Committee, however, values the views expressed by the Company’s stockholders in their vote on this proposal and, as it did in 2016 following ARC’s annual meeting, will consider the outcome of the vote when making future compensation decisions for the Company’s executive officers.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”

THE APPROVAL OF THE COMPENSATION OF OUR EXECUTIVE OFFICERS

DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND RELATED

DISCLOSURES IN THE 2017 PROXY STATEMENT

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PROPOSAL 4

ADVISORY, NON-BINDING VOTE ON THE FREQUENCY OF STOCKHOLDER VOTES

ON EXECUTIVE COMPENSATION

The Company provides its stockholders with the opportunity to cast a non-binding, advisory vote on executive compensation in accordance with the requirements of the Dodd-Frank Act. Proposal 4 provides stockholders with the opportunity to cast a non-binding, advisory vote on how often the Company should include advisory stockholder votes on executive compensation in its proxy materials for future annual stockholder meetings. Under Proposal 4, stockholders may vote to have an advisory vote on executive compensation every year, every two years or every three years.

The Company believes that providing for an advisory vote on executive compensation every year would permit stockholders, management and the Compensation Committee to evaluate the effectiveness of our executive compensation program on long-term Company performance.

In considering their votes, stockholders may wish to review the information presented in connection with Proposal 3 and the Compensation Discussion and Analysis section, beginning on page 20 of this proxy statement, which describes the Company’s executive compensation program in greater detail.

The stockholder vote on Proposal 4 is advisory in nature and, thus, is not binding on the Company. The Company, however, values the views expressed by the Company’s stockholders in their vote on this proposal and will consider the outcome of the vote when making its decision on how frequently it will conduct advisory stockholder votes on executive compensation at future annual stockholder meetings.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR

A “ONE YEAR” FREQUENCY OF THE ADVISORY, NON-BINDING VOTE ON

EXECUTIVE COMPENSATION

CORPORATE GOVERNANCE PROFILE

We are committed to good corporate governance practices. As such, we have adopted corporate governance guidelines to enhance the effectiveness of our corporate governance practices. A copy of our Corporate Governance Guidelines can be accessed on our investor relations website, ir.e-arc.com, and selecting “Corporate Governance” from the navigation menu. You can request a printed copy of our Corporate Governance Guidelines, at no charge, by contacting Investor Relations at (925) 949-5100 or by sending a request by mail to 1981 North Broadway, Suite 385, Walnut Creek, California 94596, Attention: David Stickney, Vice President Corporate Communications.

Our Corporate Governance Guidelines govern board member responsibilities, committees, compensation, access, education, management succession, and performance evaluation, among other things. The guidelines also set forth a non-exhaustive list of director qualification standards and the factors to be considered in making nominations to the board. While the selection of qualified directors is a complex, subjective process that requires consideration of many factors, our Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee will take into account the judgment, experience, skills and personal character of any candidate, as well as the overall needs of the board, in considering board candidates. Additional information on this process is set forth below in the section entitled “Director Qualifications.”

We have adopted a Code of Conduct applicable to all employees, officers and directors, including our President and Chief Executive Officer and our Chief Financial Officer, which meets the definition of a “code of ethics” set forth in Item 406 of Regulation S-K of the Securities Exchange Act of 1934 (“Exchange Act”). A copy of our Code of Conduct can be accessed on our investor relations website, ir.e-arc.com, and selecting “Corporate Governance” from the navigation menu. We will post any amendments to the Code of Conduct, and any waivers that are required to be disclosed by the rules of either the SEC or the NYSE, on our website.

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Director Independence

Under our Corporate Governance Guidelines, independent directors must comprise a majority of our board. Our board has adopted independence requirements that reflect applicable NYSE rules and evaluates the independence of our directors annually, and at other appropriate times (e.g., in connection with a change in employment status) when a change in circumstances could potentially impact the independence of one or more directors.

In determining the independence of a director, the board considers whether a material relationship exists between the Company and each director, all relevant facts and circumstances, including:

●	The nature of any relationships with the Company;

●	The significance of the relationship to the Company, the other organization and the individual director;

●	Whether or not the relationship is solely a business relationship in the ordinary course of the Company’s and the other organization’s businesses, and does not afford the director any special benefits;

●	Any commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships and such other criteria as the board may determine from time to time;

●	If a proposed director serves as an executive officer, director or trustee of a tax exempt organization, whether contributions from the Company, or any of its consolidated subsidiaries, to such tax exempt organization in any of the last three fiscal years are less than the greater of (i) $1 million or (ii) 2% of the consolidated gross revenues of such tax exempt organization for its last completed fiscal year.

Pursuant to our Corporate Governance Guidelines, all members of the Audit Committee must also meet the following requirements:

●	Audit Committee members may not receive, directly or indirectly, any consulting, advisory or other compensatory fees from the Company or any of its subsidiaries (other than director fees paid for service on the Audit Committee, the board, or any other committee of the board).

●	No member of the Audit Committee may be an “affiliated person” (as defined under applicable SEC rules) of the Company or any of its subsidiaries.

After considering our Corporate Governance Guidelines and the NYSE independence standards, the board has determined that, in its judgment, all of our current directors are independent, except for Mr. Suriyakumar who is our President and Chief Executive Officer. The board also determined that all members of the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee are independent.

Director Qualifications

Our Nominating and Corporate Governance Committee is responsible for identifying qualified individuals who may become members of our board of directors and recommending to the board director nominees for our annual meetings of stockholders and nominees to fill any vacancies that may occur on the board. In the context of the selection process, the Nominating and Corporate Governance Committee takes into consideration those factors it considers appropriate to ensure an effective board of directors that is able to fulfill its oversight function for the Company and its stockholders. While the Nominating and Corporate Governance Committee has not established an exhaustive list of specific minimum qualifications for board members, desired personal qualifications and attributes of directors include mature, practical and sound judgment; independence necessary to make an unbiased evaluation of management’s performance and effectively carry out oversight responsibility; experience as a business leader; the ability to comprehend and analyze complex matters; strong personal and professional ethics and integrity; and a spirit of cooperation and collegiality that will enable our directors to interact effectively.

The board believes that each nominee named in this proxy statement possesses the characteristics described above. Our directors possess extensive leadership experience from various industry sectors, as well as experience on other boards of directors, which, collectively, provide an understanding of different business processes, challenges and strategies. The diverse background and experiences of our directors (as described in the biographical information set forth under “Proposal 1 – Election of Directors”) complement one another and provide a solid leadership framework required for the board to exercise its oversight function.

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Board Diversity

The Company strives for diversity among its board members, management and employees. In keeping with this strategy, the primary goal of board composition is to achieve a diverse and complementary set of background and experiences that will benefit the strategic direction of the Company. In considering director nominees, the Nominating and Corporate Governance Committee takes into consideration those factors it considers appropriate to address the needs and situation of the Company at the time. While the Nominating and Corporate Governance Committee does not have a formal policy regarding diversity, in practice, the Committee carefully considers the nominees’ differences in background, education and overall skill set in order to ensure complementary perspectives and areas of expertise. This approach is demonstrated by the fact that our board is currently comprised of directors with diverse professional experiences, including individuals from the construction industry, financial and services sectors and the entertainment industry. The diverse backgrounds and experiences of our current directors are described in the biographical information included under “Proposal 1 – Election of Directors.”

Board Leadership Structure and Risk Oversight

Board Leadership Structure

Our board is currently comprised of seven independent directors and one employee director. Mr. Suriyakumar has served as our President and Chief Executive Officer since 2007 and the chairman of our board of directors since 2008. We believe that our current board leadership structure is appropriate for the Company because it allows for common, strong leadership, with one individual having primary responsibility for both board-level and operational matters. This structure eliminates the potential for confusion, promotes efficiency and provides clear leadership for the Company, which is appropriate for our company which has widespread domestic and international operations.

Our board has designated Mr. McCluggage, one of our independent directors, to serve as lead independent director. The lead independent director chairs regularly-scheduled executive sessions of the independent directors without management present; serves as the primary point of contact between members of management and the board, which facilitates communications and promotes efficiency; and performs such other functions as the independent directors may designate from time to time.

Risk Oversight

Senior management is responsible for assessing and managing the Company’s exposure to risk on a day-to-day basis. Our board is responsible for general oversight of management in its assessment and management of day-to-day risks that affect the Company. The board fulfills its general risk oversight function periodically during board and board committee meetings. To supplement the board’s general risk oversight function, the Audit Committee monitors the Company’s financial statements and regularly reviews the Company’s major financial risk exposures (and the steps management has taken to mitigate such exposures) and the Company’s internal control over financial reporting. The Audit Committee also provides general oversight to the Company’s internal audit and compliance functions. The Compensation Committee monitors the design and implementation of the Company’s executive compensation program, as well as compensation matters relating to certain non-executive employees.

Director Attendance at Board and Committee Meetings

In 2016, each board member attended or participated in 92% or more of the aggregate of (i) the total number of board meetings (held during the period for which such person has been a director) and (ii) the total number of meetings held by all board committees on which such person served (during the periods that such person served).

Board Meetings

Our board of directors held four meetings in 2016.

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Board Committees

Our board has the following committees: Audit Committee; Compensation Committee; and Nominating and Corporate Governance Committee. Committee memberships are as follows:

Nominating and
Corporate Governance
Audit Committee	Compensation Committee	Committee
Eriberto R. Scocimara	James F. McNulty	Dewitt Kerry McCluggage
(Chairman)	(Chairman)	(Chairman)
Thomas J. Formolo	Thomas J. Formolo	James F. McNulty
Mark W. Mealy	Dewitt Kerry McCluggage	Mark W. Mealy
Manuel J. Perez de la Mesa	Manuel J. Perez de la Mesa	Eriberto R. Scocimara

Each of our committees is governed by a charter. The charters for our committees may be found in the Corporate Governance section on our investor relations website, ir.e-arc.com, and are available, at no cost, to any stockholder who requests them by contacting Investor Relations at (925) 949-5100 or by sending a request by mail to 1981 North Broadway, Suite 385, Walnut Creek, California 94596, Attention: David Stickney, Vice President Corporate Communications.

Audit Committee

The functions of our Audit Committee are described in the Audit Committee Charter and include, among other things, the following: (i) reviewing the adequacy of our internal accounting controls; (ii) reviewing the results of the independent registered public accounting firm’s annual audit, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management; (iii) reviewing our audited financial statements and discussing the statements with management; (iv) reviewing disclosures by our independent registered public accounting firm concerning relationships with the Company and the performance of our independent registered public accounting firm and annually recommending the independent registered public accounting firm; and (v) preparing such reports or statements as may be required by securities laws. The Audit Committee Charter provides that the Audit Committee shall meet as often as it determines advisable but no less frequently than quarterly.

Our board of directors has determined that all members of our Audit Committee meet the applicable tests for independence and the requirements for financial literacy that are applicable to audit committee members under the rules and regulations of the SEC and NYSE. Our board of directors also has determined that all members of our Audit Committee are “audit committee financial experts” as defined by the applicable rules of the SEC and NYSE.

The Audit Committee held five meetings in 2016.

Compensation Committee

The functions of the Compensation Committee are described in the Compensation Committee Charter and include, among other things, evaluating and approving director and officer compensation, benefit and perquisite plans, and compensation policies and programs. The Committee may form and delegate authority to subcommittees when appropriate. Members of a subcommittee may include directors of the Company, employees of the Company, consultants or any other parties as determined by the Committee in its sole discretion.

The board has determined that all of the members of its Compensation Committee meet the definition of independent director as established by the NYSE for compensation committees.

The Compensation Committee held four meetings in 2016.

Nominating and Corporate Governance Committee

The functions of the Nominating and Corporate Governance Committee are described in the Nominating and Corporate Governance Committee Charter and include, among other things, identifying individuals qualified to become members of the board, selecting or recommending to the board the nominees to stand for election as directors, developing and recommending to the board a set of corporate governance principles and overseeing the evaluation of the board.

The board has determined that all of the members of its Nominating and Corporate Governance Committee meet the definition of independent director as established by the NYSE.

The Nominating and Corporate Governance Committee held four meetings in 2016.

All of the nominees listed under “Proposal 1 – Election of Directors” are directors standing for re-election.

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Stockholder Recommendations of Director Nominees

Our stockholders may recommend director nominees, and the Nominating and Corporate Governance Committee will consider nominees recommended by stockholders. We have not received any recommendations from our stockholders requesting that the board or any of its committees consider a nominee for inclusion in the board’s slate of nominees presented in this proxy statement for our 2017 annual meeting. A stockholder wishing to submit a director nominee recommendation for future annual meetings of stockholders must comply with the applicable provisions of our Second Amended and Restated Bylaws, as described under the heading “Stockholder Proposals for the 2017 Annual Meeting.” Nominees recommended by stockholders will be evaluated in the same manner as nominees recommended by the board and the Nominating and Corporate Governance Committee will consider all relevant qualifications, as well as the needs of the Company, in order to comply with NYSE and SEC rules.

Stockholder Communications with Directors

Stockholders seeking to communicate with the board should send correspondence to the attention of our corporate secretary at ARC Document Solutions, Inc., 1981 North Broadway, Suite 385, Walnut Creek, California 94596. The corporate secretary will forward all such communications (excluding routine advertisements and business solicitations and other communications described below) to each member of the board, or if applicable, to the individual director(s) named in the correspondence.

ARC reserves the right to screen materials sent to its directors for potential security risks and/or harassment purposes, and ARC also reserves the right to verify ownership status before forwarding stockholder communications to the board and/or individual directors.

The corporate secretary will determine the appropriate timing for forwarding stockholder communications to the directors. The corporate secretary will consider each communication to determine whether it should be forwarded promptly or compiled and sent with other communications and other board materials in advance of the next scheduled board meeting.

If a stockholder or other interested person seeks to communicate exclusively with the non-employee directors, such communication should be sent directly to the corporate secretary who will forward any such communication directly to the Chairman of the Nominating and Corporate Governance Committee. The corporate secretary will first consult with and receive the approval of the Chairman of the Nominating and Corporate Governance Committee before disclosing or otherwise discussing the communication with members of management or directors who are members of management.

DIRECTOR COMPENSATION

Cash Compensation

We pay an annual cash fee of $50,000 to each of our non-employee directors, payable quarterly. In addition, non-employee directors receive $5,000 cash per year for duties as chairman of any board committee.

Equity Compensation

In addition to cash fees, we grant each non-employee director a restricted stock award under our stock incentive plan for that number of shares of our common stock having an aggregate grant date value equal to $60,000, based on the closing price of our common stock on the NYSE on the date of grant. Grants of restricted stock to our non-employee directors are made automatically each year on the date of our annual meeting, without any further action of our board of directors, and are intended to compensate each non-employee director for his or her service over the coming year. Each restricted stock award granted to our non-employee directors during each fiscal year vests 100% on the one-year anniversary of the grant date.

Reimbursements

We reimburse our employee and non-employee directors for reasonable travel expenses relating to attendance at board meetings and participating in director continuing education.

The following table summarizes compensation earned by our non-employee directors during fiscal year 2016. Mr. Suriyakumar, the Chairman of our board of directors, and our President and Chief Executive Officer, does not receive compensation for serving on our board of directors.

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Director Compensation
For Fiscal Year Ended December 31, 2016

	Fees Earned or		Stock
	Paid in Cash		Awards(1)(2)	Total(3)
Director	($)		($)	($)
Thomas J. Formolo	50,000		60,000	110,000
John G. Freeland(4)	25,000		60,000	85,000
Dewitt Kerry McCluggage	55,000	(5)	60,000	115,000
James F. McNulty	55,000	(6)	60,000	115,000
Mark W. Mealy	50,000		60,000	110,000
Manuel J. Perez de la Mesa	50,000		60,000	110,000
Eriberto R. Scocimara	55,000	(7)	60,000	115,000

(1)	Reflects restricted stock awards granted under our 2014 Stock Incentive Plan (“2014 Plan”). One hundred percent of the shares subject to restricted stock awards granted in 2016 vest on the one-year anniversary of the date of grant.

(2)	The amounts shown in this column reflect the fair value at the time of grant in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718, Share-Based Payment. For a description of the assumptions and methodologies used to calculate the amounts in the table, see Note 2 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

(3)	The amount of total compensation does not include amounts paid as reimbursement for reasonable travel expenses to attend board meetings and to participate in director continuing education.

(4)	Mr. Freeland’s cash compensation was prorated for his service beginning in May 2016.

(5)	Includes cash compensation of $5,000 for serving as Chairman of the Nominating and Corporate Governance Committee for 2016.

(6)	Includes cash compensation of $5,000 for serving as Chairman of the Compensation Committee for 2016.

(7)	Includes cash compensation of $5,000 for serving as Chairman of the Audit Committee in 2016.

EXECUTIVE OFFICERS

Our executive officers are appointed by our board of directors and serve at the discretion of our board of directors. The names, ages and positions of all of our executive officers as of February 27, 2017 are listed below:

Executive	Age	Position
Kumarakulasingam Suriyakumar	63	Chairman, President and Chief Executive Officer
Dilantha Wijesuriya	55	Chief Operating Officer
Rahul K. Roy	57	Chief Technology Officer
Jorge Avalos	41	Chief Financial Officer

The following is a brief description of the business experience of each of our executive officers and their other affiliations. Biographical information for Mr. Suriyakumar is provided above under “Proposal 1 – Election of Directors.”

Dilantha Wijesuriya joined Ford Graphics, a former division of the Company, in January 1991. He subsequently became president of that division in 2001, and became a Company regional operations head in 2004, which position he retained until his appointment as the Company’s Senior Vice President—National Operations in August 2008. Mr. Wijesuriya was appointed Chief Operating Officer of the Company on February 25, 2011. Prior to his employment with the Company, Mr. Wijesuriya was a divisional manager with Aitken Spence & Co. LTD, a highly diversified conglomerate and one of the five largest corporations in Sri Lanka.

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Rahul K. Roy joined Holdings as its Chief Technology Officer in September 2000. Prior to joining the Company, Mr. Roy was the founder, President and Chief Executive Officer of MirrorPlus Technologies, Inc., which developed software for the reprographics industry, from August 1993 until it was acquired by the Company in 1999. Mr. Roy also served as the Chief Operating Officer of InPrint, a provider of printing, software, duplication, packaging, assembly and distribution services to technology companies, from 1993 until it was acquired by the Company in 1999.

Jorge Avalos was appointed Chief Financial Officer of ARC Document Solutions in January of 2015. From 2011 to his appointment as CFO, Mr. Avalos was Chief Accounting Officer and Vice President Finance of ARC. Mr. Avalos joined the Company in June 2006 as the Company’s Director of Finance and became the Company’s Corporate Controller in December 2006, and Vice President, Corporate Controller in December 2010. Prior to joining the Company Mr. Avalos was employed with Vendare Media Group, an online network and social media company, as its controller. From September 1998 through March 2005, Mr. Avalos was employed in a variety of audit and management roles with PricewaterhouseCoopers LLP.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the year ended December 31, 2016. The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act or the Exchange Act except to the extent that the Company specifically incorporates such information by reference in such filing.

All of the members of the Audit Committee are independent directors as required by the rules of the NYSE. The Audit Committee operates pursuant to a written charter adopted by the board.

The Audit Committee is responsible for overseeing the Company’s financial reporting process on behalf of the board. Management of the Company has the primary responsibility for the Company’s financial reporting process, including the system of internal controls over financial reporting. The Company’s independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements.

In performing its responsibilities, the Committee has reviewed and discussed with management and the independent auditors the audited consolidated financial statements in ARC’s Annual Report on Form 10-K for the year ended December 31, 2016. The Committee has also discussed with the independent auditors matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

The Committee received written disclosures and the letter from the independent auditors pursuant to the applicable requirements of the PCAOB regarding the independent auditors’ communications with the Committee concerning independence, and the Committee discussed with the auditors their independence.

Based on the review and discussions described above, the Audit Committee has recommended to the board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the SEC.

Eriberto R. Scocimara, Chairman
Thomas J. Formolo
Mark W. Mealy
Manuel J. Perez de la Mesa

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BENEFICIAL OWNERSHIP OF VOTING SECURITIES

The following table sets forth information, as of February 27, 2017, regarding the beneficial ownership of our common stock by:

●	each person who is known to us to own beneficially more than 5% of our common stock;

●	each of our directors, nominees and each of our executive officers named in the Summary Compensation Table; and

●	all directors, nominees and named executive officers as a group.

The table includes all shares of common stock issuable within 60 days of February 27, 2017, upon the exercise of options or other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. The applicable percentage of ownership for each stockholder is based on 46,307,515 shares of common stock outstanding as of February 27, 2017. Shares of common stock issuable upon exercise of options and other rights beneficially owned, to the extent exercisable within sixty days of February 27, 2017, were deemed outstanding for the purpose of computing the percentage ownership of the person holding these options and other rights, but are not deemed outstanding for computing the percentage ownership of any other person. The information on beneficial ownership in the table and footnotes below is based upon our records, the most recently-filed Schedules 13D or 13G and information supplied to us. To our knowledge, except under applicable community property laws or as otherwise indicated in the footnotes to this table, beneficial ownership is direct and the persons named in the table below have sole voting and sole investment control regarding all shares beneficially owned.

	Shares Beneficially Owned
Name and Address* of Beneficial Owner	Number	Percent
Principal Stockholders:

BlackRock, Inc.(1) 55 East 52nd Street New York, NY 10055	4,829,520	10.43%
Pzena Investment Management, LLC(2) 320 Park Avenue, 8th Floor New York, NY 10022	3,935,427	8.50%
Renaissance Technologies LLC(3) 800 Third Avenue New York, NY 10022	2,409,400	5.20%
Directors and Executive Officers:

Kumarakulasingam Suriyakumar(4)(5)(6)	4,516,436	9.75%
Thomas J. Formolo(7)(9)	169,113	**
John G. Freeland(8)	14,286	**
James F. McNulty(9)	73,046	**
Mark W. Mealy(9)	108,662	**
Manuel J. Perez de la Mesa(9)(10)	122,662	**
Dewitt Kerry McCluggage(9)	30,623	**
Eriberto R. Scocimara(9)	78,662	**
Rahul K. Roy(11)	602,586	1.30%
Dilantha Wijesuriya(12)	935,987	2.02%
Jorge Avalos(13)	261,750	**
All directors and executive officers as a group (eleven persons)	6,913,813	14.93%

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*	Except as otherwise noted, the address of each person listed in the table is c/o ARC Document Solutions, Inc., 1981 North Broadway, Suite 385, Walnut Creek, California 94596.

**	Less than one percent of the outstanding shares of common stock.

(1)	This information is based solely on an amended Schedule 13G filed by BlackRock, Inc. (“BlackRock”) on January 12, 2017. BlackRock has sole voting power over 4,682,725 shares and sole dispositive power over 4,829,520 shares.

(2)	This information is based solely on an amended Schedule 13G filed by Pzena Investment Management, LLC (“Pzena”) on February 3, 2017. Pzena has sole voting power over 3,585,481 shares and sole dispositive power over 3,935,427 shares.

(3)	This information is based solely on a Schedule 13G filed by Renaissance Technologies LLC (“Renaissance”) on February 14, 2017. Renaissance has sole voting power over 2,409,400 shares and sole dispositive power over 2,409,400 shares.

(4)	(Suriyakumar) Includes 182,465 shares of unvested restricted stock and 400,000 shares issuable upon exercise of outstanding stock options exercisable within 60 days of February 27, 2017.

(5)	(Suriyakumar) Includes 2,520,664 shares held by the Suriyakumar Family Trust, which includes 2,501,330 shares of common stock previously held by Micro Device, Inc. Mr. Suriyakumar and his spouse, as trustees of the Suriyakumar Family Trust, share voting and investment power over these shares.

(6)	(Suriyakumar) Includes 500,000 shares held by the Shiyulli Suriyakumar 2013 Irrevocable Trust, Shiyulli Suriyakumar, Trustee. Also includes 500,000 shares held by the Seiyonne Suriyakumar 2013 Irrevocable Trust, Seiyonne Suriyakumar Trustee. Mr. Suriyakumar and his spouse could be deemed to have beneficial ownership of these shares but they disclaim beneficial ownership except to the extent of their pecuniary interest therein.

(7)	(Formolo) Includes 12,740 shares held by Danish-Italian Investors, L.P., Series A and 32,441 shares held by the Andersen-Formolo Family Foundation. Mr. Formolo could be deemed to have beneficial ownership of all of these shares but disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(8)	(Freeland) Includes 14,286 shares of unvested restricted stock.

(9)	Includes 14,118 shares of unvested restricted stock.

(10)	(Perez de la Mesa) Includes 78,544 shares held by the Perez de la Mesa Family Trust. Mr. Perez de la Mesa and his spouse, as trustees of the Perez de la Mesa Family Trust, share voting and investment power over the shares held by the trust.

(11)	(Roy) Includes 91,667 shares of unvested restricted stock and 454,333 shares issuable upon exercise of outstanding stock options exercisable within 60 days of February 27, 2017.

(12)	(Wijesuriya) Includes 98,333 shares of unvested restricted stock, 517,272 shares issuable upon exercise of outstanding stock options exercisable within 60 days of February 27, 2017, and 328,450 shares held by the Wijesuriya Family Trust. Mr. Wijesuriya and his spouse, as trustees of the Wijesuriya Family Trust, share voting and investment power over the shares held by the trust.

(13)	(Avalos) Includes 101,667 shares of unvested restricted stock and 115,750 shares issuable upon exercise of outstanding stock options exercisable within 60 days of February 27, 2017.

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EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2016 regarding all compensation plans previously approved by our security holders and all compensation plans not previously approved by our security holders.

	(a)	(b)	(c)
			Number of Securities
			Remaining Available for Future
	Number of Securities to	Weighted-Average	Issuance Under Equity
	be Issued Upon Exercise	Exercise Price of	Compensation Plans
	of Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
Equity compensation plans approved by stockholders
● 2005 Stock Plan	2,863,469(1)	$5.07	—
● 2005 Employee Stock Purchase Plan	—	—	241,081
● 2014 Plan(2)	1,437,205(3)	$6.17	1,581,265(4)
Equity compensation plans not approved by stockholders	—	—	—
Total	4,300,674		1,822,346

(1)	Represents outstanding options to acquire shares of common stock granted under our 2005 Stock Plan.

(2)	Includes shares from the Company’s Predecessor Plan subject to issuance in the 2014 Plan, as described in Section 5 of the 2014 Plan.

(3)	Represents outstanding options to acquire shares of common stock granted under our 2014 Plan.

(4)	Of the remaining 1,581,265 shares in the plan, 556,131 remain available as restricted shares and stock units.

COMPENSATION DISCUSSION AND ANALYSIS

OUR COMPENSATION GOVERNANCE PRACTICES

●	We reward outstanding performance that meets our stated performance objectives
●	We don’t pay performance-based awards for unmet performance objectives
●	We don’t guarantee minimum performance-based awards
●	Our incentive plans are clear and based on metrics that are transparent and formulas that are clearly disclosed and well understood
●	We cap payouts under our incentive plans to discourage excessive risk taking by our NEOs and to reduce windfall benefits in volatile markets
●	Our compensation plans contain claw-back provisions
●	We have double-trigger change in control provisions
●	We have policies against hedging or pledging of our stock
●	Our Compensation Committee periodically retains an independent compensation consultant
●	We work with a representative and relevant peer group
●	We hold an annual advisory vote on executive compensation
●	We solicit the feedback of our shareholders on our governance and compensation practices
●	We adopted stock ownership guidelines for our Directors and Named Executive Officers

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This compensation discussion and analysis describes the material elements of the Company’s executive compensation program for each of the executives who served as our named executive officers (“NEOs”) during fiscal year 2016. For fiscal year 2016, our NEOs included the following officers:

●	Kumarakulasingam Suriyakumar, Chairman, President, Chief Executive Officer, Director

●	Dilantha Wijesuriya, Chief Operating Officer

●	Rahul K. Roy, Chief Technology Officer

●	Jorge Avalos, Chief Financial Officer

The Compensation Committee of the board of directors determined the compensation of the NEOs, as described below.

Executive Summary

Our Compensation Committee intends that our executive compensation program be appropriately aligned with the market, reflect our performance over time, and align the interests of our NEOs with those of our stockholders.

Throughout 2016, ARC Document Solutions focused on a reconfiguration of its business to better respond to a changing market. While customers were continuing to make the transition from analog tools to more digital platforms to manage their document workflow, the market demonstrated a more fragmented and incremental approach to technology adoption than management anticipated. Meanwhile, the Company’s traditional business remained a consistent driver of cash flows and profitability despite slowly diminishing demand. While guiding to an anticipated temporary decline in 2016 annual revenues on its second quarter earnings call, ARC’s management team was already acting decisively to reconfigure its sales team and infrastructure to address its new assessment of the market. The Company’s sales force was segregated to create greater focus on selling new technology services and protecting print-related sales. New sales and marketing leaders were identified, compensation plans and incentives were re-aligned and implemented, and customer-driven “go-to-market” strategies were actively in development by the fourth quarter.

There were four primary drivers of ARC’s year-over-year revenue declines in 2016. First, Managed Print Services revenue declined, driven primarily by a large customer who chose not to renew their contract at the end of 2015; second, sales from traditional construction plan printing declined consistent with the construction industry’s adoption of technology as an alternative to the use of traditional “blueprints;” third, the company closed a large unprofitable color operation in the United Kingdom; and fourth, ARC’s joint venture in China had a large one-time sale in 2015 that skewed the annual comparison. In spite of the overall revenue decline, ARC returned a gross margin of nearly 33%, adjusted EBITDA of more than $62 million, and continuing strong cash flows.

For a calculation of adjusted EBITDA please refer to pages 22-23 in Item 7 of our 2016 Annual Report on Form 10-K. EBITDA means earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA excludes loss on extinguishment of debt, goodwill impairment, trade secret litigation costs, restructuring expense, and stock-based compensation expense. The adjustment of EBITDA for these items is consistent with the definition of adjusted EBITDA in our credit agreement; therefore, we believe this information is useful to investors in assessing our financial performance.

We offer a diversified portfolio of digital and print-based products and services, and our revenue model continues to be characterized by contractual, recurring and predictable needs of businesses we serve all over the world, as well as our traditional project-based services. Construction project work remains important to our business and the market for private, non-residential construction has remained robust over the past two years. General economic forecasts for the industry remain optimistic.

2016 Response to “Say-on-Pay” Vote: We received a 97% favorable vote from investors during our 2016 proxy season with regard to our advisory, non-binding proposal on executive compensation (“Say-on-Pay”).

Similar to previous annual plans, the award criteria for fiscal year 2016 includes Company performance in revenue generation, gross margin, and adjusted earnings per share (“EPS”). A fourth opportunity for a bonus exists for each non-CEO executive in the achievement of individually determined performance objectives.

As a result of performance below target in 2016, our CEO received no bonus, and our non-CEO NEOs received reduced bonuses. (See “Annual Awards” below.)

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The following sections of this proxy statement discuss and analyze the compensation awarded to, earned by, or paid to the executive officers set forth in the Fiscal 2016 Summary Compensation Table of this proxy statement. It also discusses the principles underlying our policies and decisions.

Compensation Committee and the Compensation Decision-Making Process

The Compensation Committee approves annual compensation levels and equity awards to all of our executive officers.

ARC’s Compensation Committee annually reviews a market analysis of executive compensation plans of peer public business services companies in similar industries and with similar financial metrics, such as revenue and market capitalization. The Committee considers the total compensation for our executive officers relative to similarly situated executives of the companies in the compensation peer group. Other factors also taken into consideration when determining executive officer remuneration levels include business complexity, the experience of executive officers in roles relative to market comparisons, geographic location of executive officers, the responsibilities of executive officers, business model transition or new business initiatives, and other factors the Committee may deem appropriate. The companies comprising the 2016 Compensation Peer Group were as follows:

Barrett Business Services	Ennis, Inc.	Perficient Inc.
Blucora, Inc.	Heritage-Crystal Clean, Inc.	Resources Connection, Inc.
Casella Waste Management, Inc.	Intersections, Inc.	TRC Companies Inc.
CECO Environmental Corp.	McGrath Rentcorp	US Ecology, Inc.
CRA International Inc.	Multi-Color Corp.	VSE Corp.

Based on the 2016 compensation program design, actual 2016 total NEO compensation by position was 97% of the peer group median compensation calculated by the Compensation Committee in 2016. The total compensation of our CEO and the other NEOs relative to their peer group median by rank is shown in the table below.

Executive or Group	Peer Group Median Compensation	ARC Compensation	Percentage of Peer Group Median
All NEOs	$3,858,884	$ 3,792,299	98%
Non-CEO NEOs (2nd thru 4th highest paid)	$2,216,417	$ 2,560,409	116%
CEO	$1,642,467	$1,231,890	75%

Based on the market analysis and a performance review of the CEO, the Compensation Committee makes a recommendation to the board of directors on the CEO’s base salary and annual cash incentive opportunity. The CEO makes a recommendation to the Committee for the base salaries and annual cash incentive targets for the other NEOs based on the needs and operating objectives of the Company. The Compensation Committee and board, in executive session excluding the CEO, determine the CEO’s total compensation program and approve the design and programs of the other NEOs.

At various meetings held during 2016, usually conducted in executive session, the board reviews the progress against each of the executive officers’ annual bonus targets, and in February 2017 the board of directors, reviewed and approved the NEOs annual bonus that had been realized for 2016.

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Executive Compensation Philosophy

Our executive compensation program is designed to attract and retain executive management talent and provide rewards to our NEOs for achieving company-wide and functional performance that benefit our employees, customers, and stockholders.

ARC’s program provides our executive officers with rewards for increasing revenues, improving gross margins, and increasing adjusted EBITDA and adjusted earnings per share, while at the same time providing a clear framework for measuring and rewarding their performance. The Compensation Committee will monitor and review best practices and make changes to our program when warranted.

We believe the alignment between stockholder interest and executive interest is best achieved by maintaining an appropriate balance of base salaries, performance-based awards, and equity grants to foster a company ownership mentality in our executives. This means that a material portion of executive compensation is variable and tied to the Company’s and individual performance.

A significant portion of our annual performance-based compensation is designed in such a way that no annual bonus can be earned without exceeding a measurable threshold in the Company’s revenue, gross margin and adjusted earnings per share for our non-CEO NEOs, or measurable annual growth in adjusted EBITDA for our CEO. This practice resulted in no bonus award for our CEO, and reduced bonuses for our other NEOs in 2016.

As a technology-enabled document solutions enterprise, we not only contend with the highly competitive talent market in San Francisco and the Silicon Valley, but we also compete with large, well-funded printing and imaging equipment manufacturers and highly attractive technology companies nationwide to attract and retain executive talent.

Elements of Executive Compensation

The table below summarizes the key fiscal 2016 compensation program elements for our named executive officers:

Element	Form of Compensation	Purpose
Base Salary	Cash	Provides competitive, fixed compensation to attract and retain executive management talent
Annual Bonus	Cash	Provides a variable financial reward for achieving short-term corporate and individual operating goals and improvements in Company financial measurements
Equity Grants	Non-Qualified Stock Options and Restricted Stock	Encourages NEOs to build and maintain a long-term equity ownership position in ARC to align their interests with our stockholders
Change of Control and Severance Agreements	Employment Agreement	Provides reasonable employment security and certainty in the event of a termination due to a change of company control
Optional Participation in our Employee Stock Purchase Plan	Eligibility to participate and purchase stock at a discounted purchase price	Provides broad-based employee benefit available to all ARC employees
Health, Retirement and Other Benefits	Eligibility to participate in benefit plans generally available to all our employees, including health, life insurance, and disability plans, and certain perquisites	Benefit plans are part of a broad-based employee benefits program; perquisites provide competitive benefits to our NEOs

We believe that each element of our compensation program plays a substantial role in maximizing long-term value for our stockholders and employees because of the significant emphasis on pay-for-performance principles. In general, more than 50% of our NEOs’ total available compensation is based on ARC’s results and the attainment of individual goals. As a result, the Compensation Committee intends for ARC’s performance to have a significant effect on the amount of compensation realized by the executive officers.

Each of these elements of pay is described and analyzed in more detail below.

Compensation Objectives

The objectives of our executive compensation program are (i) to link executive compensation to continuous improvement in overall Company and individual performance and an increase in stockholder value and (ii) to attract and retain executive management talent. Our executive compensation program goals include the following:

●	To establish compensation levels based on competitive market conditions that attract and retain candidates for executive positions as necessary and that encourage performance that benefits our employees, customers, and stockholders;

●	To foster an “ownership mentality” and align the interests of our executive officers with those of our stockholders through long-term equity awards;

●	To recognize and reward superior performance; and

●	To protect and preserve the domain expertise and customer relationships embodied in our key executives.

Ultimately, the objective of our compensation program is to both attract and retain senior executives capable of delivering long-term value to our stockholders and employees, otherwise expressed as “pay for performance.” Our compensation policies must also be flexible and scalable enough to offer appropriate base compensation and bonus awards to executives tasked to address value creation in the midst of an architectural, engineering and construction (“AEC”) industry that has been fundamentally transformed from a document management perspective.

How Pay Was Tied to the Company’s Performance in Fiscal Year 2016

During fiscal year 2016 we demonstrated the pay-for-performance basis of our compensation policy.

Consistent with the Company’s pay-for-performance philosophy and defined objective standards of performance, the threshold for eligibility of the CEO’s annual bonus was not met and he did not receive a bonus for 2016.

The Company’s annual revenue, gross margin, and adjusted annual earnings per share performance did not exceed the threshold amount for other NEOs to become eligible for annual incentive bonus awards for these goals, whereas the thresholds for individual goals were achieved. Based only on the goals achieved, annual bonuses were awarded.

Base Salary

Base salaries for our executive officers are generally established based on the scope of their respective responsibilities, taking into account competitive market compensation paid by similar companies (as represented by the peer group analysis directed by the Compensation Committee) for similar positions in the San Francisco Bay Area and Silicon Valley, as well as for any circumstances unique to the Company.

The Compensation Committee reviews the CEO’s salary every three years and reviews the non-CEO named executive officers’ salaries annually as part of its overall competitive market assessment and may make adjustments based on performance, experience, individual role, and positioning relative to market.

Base salaries provide executive officers with a reasonable and secure standard of living based on the executive officer’s position within the organization and geographical location. The CEO’s salary was set in accordance with his three-year amended employment agreement effective in 2014, and was extended for another year. The Compensation Committee makes use of “at-will” employment agreements with all non-CEO NEOs, and conducts annual reviews of such executives’ base salaries.

In setting the base salaries for our non-CEO NEOs, the Compensation Committee also considers the recommendations of the CEO based upon his annual review of their performance. Although the Compensation Committee takes into account the factors and information described above during its review and determination of the base salary for each executive officer, it uses its collective judgment taking into account all available information, including the competitive market assessment.

President and Chief Executive Officer

Under Mr. Suriyakumar’s February 2014 amended and restated three-year employment agreement, his base salary was maintained at $950,000 per year. In maintaining his annual base salary, the Compensation Committee deemed his salary as appropriate to his position and took under consideration that (i) Mr. Suriyakumar’s base salary had been subject to temporary reductions previously, (ii) his continuing leadership and stewardship of the Company, and (iii) as a founder of the Company he maintains a significant equity interest relative to most CEO’s such that compensation in the form of additional equity grants is not as pertinent.

Chief Technology Officer

Under Mr. Roy’s June 2015 amended and restated employment agreement, his base salary was increased from $575,000 per year to $675,000 effective as of May 9, 2016 to reflect the company’s growing reliance on technology development for its future success.

Chief Operating Officer

Under Mr. Wijesuriya’s June 2015 amended and restated employment agreement, his base salary was maintained at $370,000 per year.

Chief Financial Officer

Under Mr. Avalos’ June 2015 amended and restated employment agreement, his base salary was maintained at $310,000.

Annual Awards

We utilize annual bonuses to focus management behavior on improved short-term financial performance and the achievement of specific annual objectives. Our annual bonuses, as opposed to our equity grants described below, are designed to reward our executive officers for their collective and individual performance during the most recent fiscal year. We believe that the immediacy of these annual bonuses, in contrast to equity grants vesting over a longer time period, provides a more direct reward to our executive officers to drive the Company’s near-term financial performance and meet their respective individual objectives. We intend for our annual bonuses to be an important factor for our executive officers, and we thus apportion a substantial percentage of their total annual compensation to these bonuses.

At the first board meeting of each new calendar year, typically held in late February or early March, the Compensation Committee reviews the Company’s performance for the previous fiscal year and compares it to the associated performance targets set by the Compensation Committee the year before.

President and Chief Executive Officer

Mr. Suriyakumar’s current bonus structure is based on year-over-year adjusted EBITDA growth: the greater the year-over-year adjusted EBITDA growth, the greater the CEO’s participation in that growth.

Under his 2014 amended and restated employment agreement, Mr. Suriyakumar is eligible to receive a bonus in an amount equal to the dollar value resulting from the product of (a) the year-over-year dollar increase in adjusted EBITDA, and (b) the applicable “Participation Percentage” as shown in the table below:

Year-over-Year Increase in Adjusted EBITDA (%)	Participation Percentage
(“Percentage Increase”)	(% of Adjusted EBITDA Increase)
Less than 2.5%	0%
2.5 – 4.9%	20.0%
5.0 – 7.4%	30.0%
7.5% – 9.9%	40.0%
10.0% or greater	50.0%

No bonus will be awarded if the percentage increase is less than 2.5%, and no annual bonus will be awarded in excess of $4 million. Mr. Suriyakumar’s employment agreement stipulates that the bonus is payable in cash or shares of ARC common stock, or a mix of cash and shares, at Mr. Suriyakumar’s discretion. Any such shares associated with the annual grant will vest at the rate of 25% each year on the first four anniversaries of the date of grant. The Compensation Committee approves the amount of the cash bonus as well as the equity component of the bonus.

Since the year-over-year adjusted EBITDA growth percentage was less than 2.5% in 2016, Mr. Suriyakumar was not eligible for an annual bonus.

Other Executive Officers

In February 2016, the Compensation Committee determined that the NEOs (other than the President and Chief Executive Officer) would be eligible for annual bonuses based upon pre-determined corporate goals, and it set the goals for their 2016 annual compensation.

Under the 2016 program, non-CEO NEOs have specific award opportunities related to four performance metrics, three of which are based on company performance, and one of which is based on individual or functional performance. The following table presents each named executive officer’s target and maximum bonus opportunity fiscal 2016:

Executive	FY16 Target% of Base Salary	FY16 Target in Dollars	FY16 Maximum Dollars per Plan
Rahul K. Roy	80%	$540,000	$675,000
Dilantha Wijesuriya	100%	$370,000	$508,750
Jorge Avalos	80%	$248,000	$341,000

In fiscal year 2016, the award opportunities for each of our non-CEO NEOs included Company performance in revenue generation, gross margin, and adjusted earnings per share. A fourth opportunity existed for each NEO in the achievement of individually determined performance objectives. The portions of each bonus assigned to each target are set forth in the table below.

Executive	Annual Revenue	Annual Gross Margin	Annual Adjusted EPS	Individual Objectives
Rahul K. Roy	25%	0%	25%	50%
Dilantha Wijesuriya	25%	25%	25%	25%
Jorge Avalos	25%	25%	25%	25%

We chose the aforementioned performance metrics because:

●	Revenue, gross margin, and adjusted EPS measures correlate strongly to stockholder value creation for ARC; are transparent to investors and are included in our quarterly earnings releases; these measures also balance growth, efficiency, and profitability;

●	Revenue and adjusted EPS performance targets are established based on a range of inputs, including external market economic conditions, growth outlooks for our product and service portfolio, the competitive environment, our internal budgets, and market expectations; and

●	Individual performance goals align with our operational and strategic objectives, and provide opportunities for achievement within the scope of our executives’ responsibilities.

For a calculation of adjusted EPS please refer to page 24 in Item 7 of our 2016 Annual Report on Form 10-K. Adjusted EPS means earnings per share excluding loss on extinguishment of debt, goodwill impairment, restructuring expense, trade secret litigation costs, and changes in the valuation allowances related to certain deferred tax assets and other discrete tax items. This presentation facilitates a meaningful comparison of our operating results for the years ended December 31, 2016, 2015 and 2014. We believe these charges were the result of the then current macroeconomic environment, our capital restructuring, or other items which are not indicative of our actual operating performance.

For the revenue performance portion of the 2016 program, no bonus was awarded if fiscal year 2016 revenue was at or below $416 million. Payouts in increments of 10% of the target bonus amount are achieved for every $500,000 of revenue above $416 million, and reach 100% of the target bonus amount if the fiscal year 2016 revenue reaches $421 million. Payouts in increments of 2.5% of the target bonus amount are achieved for every $500,000 above $421 million and are capped at 150% of the target bonus amount, or $434 million in annual revenue. A similar logic and identical increments are applied to each of the other Company performance goals, substituting the gross margin percentage or adjusted EPS figure as appropriate. For the individual performance metric, the payout ranges from 0% to 100% of the target objective. While the payout for each individual performance goal can exceed 100% of its target – thus allowing for excellent performance in one area to partially offset poor performance in another – the aggregate amount for all four targets cannot exceed the maximum bonus payout stipulated in our executive employment agreements.

The following table summarizes the foregoing description of low, target and maximum performance levels and the relative payout at each level for each of the Company’s performance objectives:

Description	Low	Target	Max
% of Base Target Bonus Amount	0%	100%	150%
Annual Revenue	$416 million	$421 million	$434 million
Annual Gross Margin	33.9%	34.2%	34.6%
Adjusted EPS	$0.30	$0.33	$0.36

Individual performance goals are proposed to the Compensation Committee annually by our President and Chief Executive Officer, and the Compensation Committee reviews and refines the objectives. The Compensation Committee also evaluates actual performance of these executive officers with the President and Chief Executive Officer periodically throughout the year. After fiscal year end, the Compensation Committee conducts a final review with our President and Chief Executive Officer of the performance of each of these executive officers and approves the annual bonuses payable to them.

Separate and apart from an annual bonus, the Compensation Committee may grant a discretionary bonus related to an objective or otherwise based on an individual’s exceptional performance, taking into account the recommendations made by the CEO.

Achievement of Fiscal Year 2016 Performance Metrics

In determining the degree of achievement in each of our performance metrics for fiscal 2016, the Compensation Committee took into account the relative success in meeting the quantitative performance measures, as well as the quantifiable and subjective elements assigned to each executive’s individual objectives.

For fiscal 2016, our revenue target was $421 million, our gross margin target was 34.2%, and our adjusted EPS target was $0.33. The Compensation Committee determined that we did not achieve the low end of our target for revenue, adjusted EPS, or gross margin, and thus no portion of the bonuses were awarded for these targets. The targets for individual performance objectives were achieved and bonuses were awarded to our non-CEO NEOs based on these achievements.

Executive	2016 Actual Bonus Paid
Rahul K. Roy	$270,000
Dilantha Wijesuriya	$92,500
Jorge Avalos	$62,000

The individual performance achievement payout potential for Messrs. Roy, Wijesuriya, and Avalos is set forth in the table below. Their leadership, initiative, and drive were noted and contributed to the Company’s progress throughout 2016. In rating individual executive performance, the Compensation Committee gives weight to the recommendations of our CEO, but final decisions about the compensation of our named executive officers are made solely by the Compensation Committee.

Executive	Individual Performance Objective
Rahul K. Roy	Technology platform advances and launches
Dilantha Wijesuriya	Implement successful business strategies for core business lines and restructure a subsidiary to increase profits
Jorge Avalos	Successful systems implementation, cash management, and initiatives to improve profitability in underperforming regions of the organization

Equity Grants

We believe that equity grants provide our executive officers, non-executive officers and other management-level employees with a strong link to our long-term performance, create an ownership culture and closely align the interests of these employees with the interests of our stockholders. The purpose of equity grants is to encourage a long-term view of the Company’s success and to reward achievements with respect to the Company’s strategic goals and financial performance priorities, as well as individual performance. Grants are made at the Compensation Committee’s discretion and are generally made once per year at fair market value at a Compensation Committee meeting during the first half of the fiscal year. The Compensation Committee retains the right to make grants at other meetings, e.g ., for newly hired executives.

Our executive officers are eligible to receive stock options pursuant to our 2014 Plan. In 2016, in recognition of the Company’s new Stock Ownership Guidelines, the board, upon the recommendation of the Compensation Committee, elected to grant restricted stock awards to our non-CEO NEOs in lieu of stock options. Separately in 2016, pursuant to Mr. Wijesuriya’s employment agreement, the Compensation Committee made the following non-qualified stock option grant:

	Options granted	Value of 2016
Executive	in 2016	Options Granted (1)
Dilantha Wijesuriya (2)	98,938	$200,000

(1)	The amounts shown in this column reflect the grant date fair value in accordance with FASB ASC 718 to Mr. Wijesuriya. For a discussion of the assumptions used in these calculations, see Note 2 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

(2)	Stock options listed for Mr. Wijesuriya, our Chief Operating Officer, are an annual long-term equity incentive award as a part of his employment agreement. This award is payable in the form of an annual stock option grant valued at $200,000 (based on the Black-Scholes valuation model) at an exercise price equal to the closing price of our common stock on the NYSE on the date of grant. The options vest at the rate of 25% each year on the first four anniversaries of the date of grant.

Details regarding this stock option grant are included in the “Summary Compensation Table” in this proxy statement.

Restricted Stock Awards

In 2016, we used restricted stock awards in lieu of stock options as a component of our executive compensation program. We believe that grants of restricted stock rewards exceptional performance by providing to our executive officers an opportunity for immediate ownership of our common stock, while also providing retention value through vesting conditions. Restricted stock awards foster an ownership culture and reward our executive officers for performing at peak levels across economic and business cycles because the value of these awards is linked to the Company’s long-term performance. The Company determines the performance-based conditions for an award of restricted stock, and the conditions for vesting of restricted shares, as appropriate from time to time. Grants of restricted stock in lieu of stock options also allow our non-CEO NEOs to achieve their individual targets under our Stock Ownership Guidelines.

In 2016, the Compensation Committee approved grants of 40,000 shares to Messrs. Roy and Avalos, and 50,000 shares to Mr. Wijesuriya in connection with their individual roles, responsibilities, and performance. No other grants of restricted stock were awarded to our executive officers in 2016.

The Compensation Committee has reviewed and considered other forms of long-term equity compensation in addition to stock options and restricted stock. Considering the impact of alignment with stockholder interests, perceived value, and cash cost to the Company, the Compensation Committee believes that granting long-term equity in the form of stock options and restricted stock that vest over time, is the best approach for the Company.

Change of Control and Severance Arrangements

We have implemented change of control and severance arrangements for each of our executive officers, including salary and health benefits continuation through specific post-termination periods and accelerated vesting of restricted stock and stock options. The Company believes that implementing these types of arrangements for our executive officers is an important retention element by providing security against arbitrary termination, and that they are appropriate elements of competitive market compensation. Currently, Messrs. Suriyakumar, Roy, Wijesuriya and Avalos have change of control and severance arrangements, which are described in the “Potential Payments Upon Termination or Change-in-Control” section of this proxy statement.

Employee Stock Purchase Plan

We offer all of our employees, including our executive officers, the opportunity to purchase our common stock through a tax-qualified employee stock purchase plan (“ESPP”). Under our ESPP, as amended, employees may elect to purchase annually, at a 15% discount (from the closing price of our common stock on the NYSE on the applicable date of purchase), up to the lesser of (a) 2,500 shares of our common stock, or (b) that number of shares of our common stock having an aggregate fair market value of $25,000.

Other Compensation

Our executive officers are eligible to participate in our health, life and disability insurance plans, and our 401(k) plan to the same extent that our other employees are entitled to participate in such plans.

Tax Considerations

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation paid to our CEO, and the three other most highly compensated named executive officers employed at the end of the year (other than our CFO) to $1 million per year, unless such amounts are determined to be performance-based compensation. Our policy with respect to Section 162(m) seeks to balance the interests of the Company in maintaining flexible incentive plans against the possible loss of a tax deduction when taxable compensation for any of the executive officers subject to Section 162(m) exceeds $1 million per year. While we consider the deductibility of compensation in determining our executive compensation program, we look at other factors in making our executive compensation decisions and retain the discretion to grant awards or pay compensation that we determine to be consistent with the goals of our executive compensation program, even if the awards or compensation are not tax deductible.

Section 409A of the Internal Revenue Code

Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, additional taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A of the Code.

Section 280G of the Internal Revenue Code

Section 280G of the Code, disallows a tax deduction with respect to excess parachute payments to certain executives of companies that undergo a change in control. In addition, Section 4999 of the Code, imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including options and other equity based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G of the Code based on the executive’s prior compensation. In approving the compensation arrangements for our named executive officers, the board considers all elements of the cost to the Company of providing such compensation, including the potential impact of Section 280G of the Code. However, the board may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G of the Code and the imposition of excise taxes under Section 4999 of the Code when it believes that such arrangements are appropriate to attract and retain executive talent.

Accounting for Stock Based Compensation

We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC Topic 718, for our stock based compensation awards. ASC Topic 718 requires companies to calculate the grant date “fair value” of their stock based awards using a variety of assumptions. ASC Topic 718 also requires companies to recognize the compensation cost of their stock based awards in their income statements over the period that an employee is required to render service in exchange for the award. Grants of equity based awards under our equity incentive award plans will be accounted for under ASC Topic 718. The board and/or Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Recent Key Compensation Program and Other Related Changes

2017 Compensation Plan: The Compensation Committee approved an annual compensation plan for the non-CEO NEOs for fiscal year 2017 that was similar to the compensation plan approved in fiscal years 2015 and 2016. As in fiscal year 2016, the annual bonus plan is based on performance against pre-determined corporate goals for revenue, gross margin, adjusted earnings per share, and for individually determined performance objectives. The individual performance objectives for 2017 include team management, technology platform advances, product enhancements, cash management, and improvement of efficiency of financial reporting. The portions of the annual bonus compensation assigned to each target are set forth in the table below.

	Portion of Bonus Assigned to Target
	Annual	Annual Gross	Annual Adjusted	Individual
Executive	Revenue	Margin	EPS	Objectives
Rahul K. Roy	25%	0%	25%	50%
Dilantha Wijesuriya	25%	25%	25%	25%
Jorge Avalos	25%	25%	25%	25%

In late 2016, the Compensation Committee requested updated information on ARC’s peer group compensation levels. In setting targets for total compensation for each of ARC’s four highest paid executives, the Compensation Committee determined that the aggregate compensation amount was approximately 98% of the median aggregate amount of the four highest paid executives in ARC’s peer group.

Stock Ownership Guidelines: ARC’s Nominating and Corporate Governance Committee maintains minimum stock ownership requirements for the board’s independent directors and all Company NEOs, which include a five-year window in which such ownership should be acquired. The ownership threshold for the board’s independent directors is three (3) times their annual retainer. The ownership threshold for our CEO is five (5) times base salary and the threshold for our other NEOs is two (2) times base salary. Stock ownership for the purpose of the Guidelines includes shares owned directly or indirectly; restricted shares, excluding restricted shares that remain subject to achievement of performance goals; and excludes stock options.

Clawback Policy: ARC maintains an executive compensation recovery policy pursuant to which the Company will seek to recover or cancel any performance-based compensation paid to an executive officer during the three-year period preceding the date as of which the Company is required to prepare restated financial results, in the event of ARC’s material noncompliance with financial reporting requirements of applicable securities laws, to the extent that such compensation exceeds the amount that would have been paid to the executive officer had it been based on the restated results. The board of directors is authorized to administer this policy consistent with the requirements of Section 10D of the Securities Exchange Act of 1934 and applicable rules or standards adopted by the SEC and the NYSE or such other national exchange on which ARC’s shares may be listed.

Summary

After its review of all existing programs, consideration of current market and competitive conditions and alignment with our overall compensation objectives and philosophy, the Compensation Committee believes that the total proposed compensation program for our executive officers is focused on increasing value for stockholders and enhancing the Company’s performance. The Compensation Committee believes that under the amended and restated employment agreement with our CEO and the employment agreements for our other NEOs a significant portion of compensation of executive officers is properly tied to stock appreciation or stockholder value through stock options, restricted stock awards and/or annual bonus measures. The Compensation Committee believes that our executive compensation levels are comparable with compensation programs offered by other companies with which we compete for executive talent.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the board of directors has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management. Based on this review and discussion, the Compensation Committee has recommended to the board of directors that the “Compensation Discussion and Analysis” section be included in this proxy statement.

James F. McNulty, Chairman Thomas J. Formolo Dewitt Kerry McCluggage Manuel J. Perez de la Mesa

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information regarding the compensation earned during the fiscal year by our President and Chief Executive Officer (our principal executive officer), our Chief Financial Officer (our principal financial officer), and our other most highly compensated executive officers who were serving as executive officers as of December 31, 2016.

2016 Summary Compensation Table

										Change in
										Pension Value
										and Non-
										Qualified
						Option		Non-Equity		Deferred
				Stock		Awards		Incentive Plan		Compensation	All Other
Name and		Salary	Bonus	Awards		(3)		Compensation		Earnings	Compensation(4)	Total
Principal Position (1)	Year	($)	($)(2)	($)		($)		($)		($)	($)	($)
Kumarakulasingam
Suriyakumar	2016	950,000	—	—		—		—		—	24,948	974,948
President & Chief	2015	950,000	—	—		—		—		—	25,341	975,341
Executive Officer	2014	950,000	—	845,670	(5)	—		362,430	(5)	—	23,902	2,182,002

Jorge Avalos	2016	310,000	—	146,000	(6)	—		62,000	(7)	—	28,655	546,665
Chief Financial Officer	2015	306,539	—	183,400	(8)	160,825	(9)	111,600	(10)	—	28,759	791,123
	2014	272,846	—	—		54,565	(11)	224,000	(12)	—	29,482	580,893

Rahul K. Roy	2016	636,538	—	146,000	(6)	—		270,000	(7)	—	24,948	1,077,486
Chief Technology Officer	2015	575,000	—	—		165,699	(13)	230,000	(10)	—	25,341	996,040
	2014	575,000	—	—		363,763	(14)	460,000	(12)	—	23,989	1,422,752

Dilantha Wijesuriya	2016	370,000	—	182,500	(15)	200,000	(16)	92,500	(7)	—	27,077	872,077
Chief Operating Officer	2015	370,000	—	—		424,181	(17)	166,500	(10)	—	23,289	983,970
	2014	362,846	—	—		290,941	(18)	370,000	(12)	—	27,320	1,051,107

(1)	In addition to our principal executive officer and our principal financial officer, our other “executive officers” (as defined in Rule 3b-7 of the Exchange Act) in 2016 were our Chief Technology Officer, Mr. Roy and our Chief Operating Officer, Mr. Wijesuriya.
(2)	Annual bonuses are reported in the “Non-Equity Incentive Plan Compensation” column.
(3)	The amounts shown in this column reflect the fair value at the time of grant by the Company to the executive officer in accordance with FASB ASC 718. For a discussion of the assumptions used in these calculations, see Note 2 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.
(4)	The amounts in this column are set forth in the table below:

		Health,
		Life and			Severance,
		Disability	401(k)		PTO Payout,
		Insurance	Company	Car	Consulting
		Premiums	Match	Allowance	Income	Total
Executive	Year	($)	($)	($)	($)	($)
Kumarakulasingam Suriyakumar	2016	24,948	—	—	—	24,948
	2015	25,341	—	—	—	25,341
	2014	23,902	—	—	—	23,902

Jorge Avalos	2016	26,532	2,133	—	—	28,665
	2015	26,518	2,241	—	—	28,759
	2014	25,256	2,080	2,146	—	29,482

Rahul K. Roy	2016	24,948	—	—	—	24,948
	2015	25,341	—	—	—	25,341
	2014	23,989	—	—	—	23,989

Dilantha Wijesuriya	2016	24,948	2,129	—	—	27,077
	2015	20,514	2,775	—	—	23,289
	2014	19,915	2,040	5,365	—	27,320

(5)	Payment of bonus based on 2014 performance of the year-over-year growth of our adjusted EBITDA.

(6)	On February 18, 2016, Messrs. Avalos and Roy were granted 40,000 restricted shares of our common stock under our 2014 Plan.
(7)	Payment of bonus based on his performance against his pre-determined individual management business objectives (“MBOs”) in 2016.
(8)	On February 1, 2015, Mr. Avalos was granted 20,000 restricted shares of our common stock under our 2014 Plan in connection with his promotion to Chief Financial Officer.
(9)	On March 19, 2015, Mr. Avalos was granted an option to purchase 33,000 shares of our common stock under the 2014 Plan.
(10)	Payment of bonus based on his performance against his pre-determined shared and individual MBOs in 2015.
(11)	On June 2, 2014, Mr. Avalos was granted an option to purchase 15,000 shares of our common stock under the 2014 Plan.
(12)	Payment of bonus based on his performance against his pre-determined shared and individual MBOs in 2014.
(13)	On March 19, 2015, Mr. Roy was granted an option to purchase 34,000 shares of our common stock under the 2014 Plan.
(14)	On June 2, 2014, Mr. Roy was granted an option to purchase 100,000 shares of our common stock under the 2014 Plan.
(15)	On February 18, 2016, Mr. Wijesuriya was granted 50,000 restricted shares of our common stock under our 2014 Plan.
(16)	On February 18, 2016, Mr. Wijesuriya was granted an option to purchase 98,938 shares of our common stock under the 2014 Plan.
(17)	On February 11, 2015, Mr. Wijesuriya was granted an option to purchase 40,283 shares of our common stock under the 2014 Plan. On, March 19, 2015 Mr. Wijesuriya was also granted an option to purchase 46,000 shares of our common stock under the 2014 Plan.

(18)	On February 13, 2014, Mr. Wijesuriya was granted an option to purchase 47,630 shares of our common stock under the 2014 Plan. On, June 02, 2014 Mr. Wijesuriya was also granted an option to purchase 25,000 shares of our common stock under the 2014 Plan.

Grants of Plan-Based Awards for 2016

The following plan-based equity awards were granted to our executive officers during 2016.

All
								Other			Grant
								Stock	All Other		Date
								Awards;	Option		Fair
								Number	Awards:	Exercise	Value of
		Estimated Future Payouts			Estimated Future Payouts			of	Number of	or Base	Stock
		under Non-Equity Incentive			under Equity Incentive Plan			Shares	Securities	Price of	and
		Plan Awards			Awards			of Stock	underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Executive	Date	(#)	(#)	(#)	(#)	(#)	(#)	(#)	(#)	($/sh)	($) (1)
Kumarakulasingam Suriyakumar	2/18/2016	—	—	—	—	—	—	—	—	—	—
Rahul K. Roy	2/18/2016	—	—	—	—	—	—	40,000(2)	—	—	146,000
Dilantha Wijesuriya	2/18/2016	—	—	—	—	—	—	—	98,938(3)	3.65	200,000
	2/18/2016	—	—	—	—	—	—	50,000(2)	—	—	182,500
Jorge Avalos	2/18/2016	—	—	—	—	—	—	40,000(2)	—	—	146,000

(1)	Under our 2014 Plan the exercise price for a stock option grant is the closing price of our common stock as listed by the NYSE on the grant date.
(2)	On February 18, 2016, we granted Messrs. Roy and Avalos 40,000, and Mr. Wijesuriya 50,000, restricted shares of our common stock under our 2014 Plan. The shares vest at a rate of 33.3% on each of the first three anniversaries of the grant date, subject to their continued employment with the Company.
(3)	On February 18, 2016, we granted Mr. Wijesuriya an option to purchase 98,938 shares of our common stock under our 2014 Plan, at an exercise price equal to $3.65, which was the closing price of our common stock on the NYSE on the date of grant. The option vests at a rate of 25% on each of the first four anniversaries of the grant date, subject to Mr. Wijesuriya’s continued employment with the Company.

Outstanding Equity Awards at Fiscal 2016 Year-End

The following table provides information as of December 31, 2016 regarding outstanding equity awards held by the executive officers listed in the Summary Compensation Table.

	Option Awards								Stock Awards
Executive	Number of Securities underlying Unexercised Options (#) Exercisable		Number of Securities underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards; Number of Securities underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(1)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Kumarakulasingam
Suriyakumar	100,000		—		—	5.37	5/23/2022	71,897	$365,237	—	—
	300,000		—		—	2.70	3/8/2023	69,775	$354,457	—	—

Rahul K. Roy	15,000	(2)	—		—	8.20	5/21/2019	40,000	$203,200	—	—
	100,000		—		—	5.37	5/23/2022	—	—	—	—
	250,000		—		—	2.70	3/8/2023	—	—	—	—
	66,666		33,334	(3)	—	6.16	6/2/2024	—	—	—	—
	11,333		22,667	(4)	—	8.89	3/19/2025	—	—	—	—

Dilantha Wijesuriya	15,000	(2)	—		—	.20	5/21/2019	50,000	$254,000	—	—
	12,500	(2)	—		—	8.20	5/21/2019	—	—	—	—
	25,000	(2)	—		—	8.20	5/21/2019	—	—	—	—
	13,858		—		—	6.20	2/19/2019	—	—	—	—
	45,249		—		—	8.66	3/15/2021	—	—	—	—
	63,941		—		—	5.62	4/26/2022	—	—	—	—
	10,000		—		—	5.37	5/23/2022	—	—	—	—
	107,844		35,948		—	2.37	2/21/2023	—	—	—	—
	60,000		—		—	2.70	3/8/2023	—	—	—	—
	23,815		23,815	(5)	—	7.19	2/13/2024	—	—	—	—
	16,666		8,334	(6)	—	6.16	6/2/2024	—	—	—	—
	10,070		30,213	(7)	—	9.09	2/11/2025	—	—	—	—
	15,333		30,667	(8)	—	8.89	3/19/2025	—	—	—	—
	—		98,938	(9)	—	3.65	2/18/2026	—	—	—	—

Jorge Avalos	7,500	(2)	—			8.20	5/21/2019	15,000	$76,200	—	—
	6,250	(2)	—		—	8.20	5/21/2019	40,000	$203,200	—	—
	15,000	(2)	—		—	8.20	5/21/2019	—	—	—	—
	20,000		—		—	5.37	5/23/2022	—	—	—	—
	35,000		—		—	2.70	3/8/2023	—	—	—	—
	10,000		5,000	(10)	—	6.16	6/2/2024	—	—	—	—
	11,000		22,000	(11)	—	8.89	3/19/2025	—	—	—	—

(1)	The Market value of shares that have not vested is based on the closing stock price as of December 31, 2016, which was $5.08.

(2)	Under the Company’s 2009 stock option exchange program, this stock option was exchanged for an option covering an equivalent number of shares with an exercise price of $8.20, equal to the closing price of the Company’s common stock on the NYSE on May 21, 2009, the date of grant of the replacement option. Fifty

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percent of the shares subject to the option vested on the first anniversary date of grant and the remaining 50% of the shares subject to the option vested on the second anniversary of the grant date.

(3)	On June 2, 2014, we granted Mr. Roy an option to purchase 100,000 shares that vests 33.3% on the first three anniversaries of the date of grant.

(4)	On March 19, 2015, we granted Mr. Roy an option to purchase 34,000 shares that vests 33.3% on the first three anniversaries of the date of grant.

(5)	On February 13, 2014 we granted Mr. Wijesuriya an option to purchase 47,630 shares that vests 25% on the first four anniversaries of the date of grant.

(6)	On June 2, 2014, we granted Mr. Wijesuriya an option to purchase 25,000 shares that vests 33.3% on the first three anniversaries of the date of grant.

(7)	On February 11, 2015, we granted Mr. Wijesuriya an option to purchase 40,283 shares that vests 25% on the first four anniversaries of the date of grant.

(8)	On March 19, 2015, we granted Mr. Wijesuriya an option to purchase 46,000 shares that vests 33.3% on the first three anniversaries of the date of grant.

(9)	On February 18, 2016, we granted Mr. Wijesuriya an option to purchase 98,938 shares that vests 25% on the first four anniversaries of the grant date.

(10)	On June 2, 2014, we granted Mr. Avalos an option to purchase 15,000 shares that vests 33.3% on the first three anniversaries of the date of grant.

(11)	On March 19, 2015, we granted Mr. Avalos an option to purchase 33,000 shares that vests 33.3% on the first three anniversaries of the date of grant.

Option Exercises and Stock Vested in 2016

The following table presents certain information concerning the exercise of options, and vesting of restricted stock held, by certain executive officers listed in the Summary Compensation Table during the fiscal year ended December 31, 2016.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Executive	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Kumarakulasingam	—	—
Suriyakumar			59,207	218,454
Jorge Avalos	—	—	5,000	18,650

Pension Benefits

None of our executive officers participates in, or has account balances in, qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our executive officers participates in or has account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Potential Payments Upon Termination or Change-in-Control

The employment agreements we entered into with our executive officers also required us to provide compensation and other benefits to our executive officers if their employment terminated or they resigned under specified circumstances. The following discussion summarizes the potential payments upon termination of employment pursuant to the employment agreements in affect as of December 31, 2016 with our NEOs. The amounts specified below assume that employment terminated on December 31, 2016 and the calculations of the value of equity awards reflect the closing price of our common stock on the NYSE on December 31, 2016.

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The severance payments and benefits described below are only payable if the executive officer executes and delivers to us an agreement releasing us and our related parties for all claims and liabilities that the executive officer may have against us and our related parties.

Under each of our employment agreements with Messrs. Suriyakumar, Roy, Wijesuriya, and Avalos:

●	“Cause” means a willful refusal to perform the duties set forth in the agreement or as delegated to him, gross negligence, self-dealing or willful misconduct injurious to the Company, fraud or misappropriation of our business and assets, habitual insobriety or use of illegal drugs, criminal activity involving moral turpitude, indictment or trial for a felony or misdemeanor involving moral turpitude, any felony conviction or guilty plea that harms the reputation or business of the Company, or material breach of the employment agreement or any material policy of the Company.

●	“Good Reason” means a material change in his respective title, duties and responsibilities set forth in the employment agreement, without his written consent, a reduction in his compensation, without his written consent, a material breach by the Company of any other material terms of the employment agreement, or a Change of Control, as a result of which he is not offered the same or comparable position in the surviving company, or within 12 months after accepting such position, he is terminated without Cause, or he terminates his employment for Good Reason, as provided in the employment agreement. A change in the officer to whom the executive reports, without his consent, also constitutes “Good Reason” under the employment agreements with Messrs. Roy, Wijesuriya, and Avalos.

●	“Change of Control” means: (a) our being merged with any other corporation, as a result of which we are not the surviving company or our shares are not exchanged for or converted into more than 50% of the voting securities of the merged company; (b) our sale or transfer of all or substantially all of our assets; or (c) any third party becoming the beneficial owner in one transaction or a series of transactions within 12 months, of at least 50% of our voting securities.

Kumarakulasingam Suriyakumar If Mr. Suriyakumar was terminated without “Cause” (as defined above) or his employment was terminated for “Good Reason” (as defined above), he would have been entitled to receive: (a) his then base salary for twenty-four months following the effective date of termination; (b) earned but unpaid incentive bonus; (c) continued payment of premiums for him and his eligible dependents to remain covered by our group medical insurance programs, until the earlier of (i) medical insurance coverage being available through another employer, (ii) termination of eligibility for his children under our policies and applicable laws, or (iii) qualification of him and his spouse, in each instance, for Medicare coverage; (d) continued payment of employer-paid benefits, including without limitation, the lease of automobiles, for twenty-four months following the effective date of termination, provided that the annual cost to the Company shall not exceed $10,000; and (e) immediate vesting of any unvested stock options, restricted stock or similar rights granted to him as of the effective date of termination. As of December 31, 2016, payment of all the foregoing in connection with termination of Mr. Suriyakumar’s employment without Cause or for Good Reason would have totaled approximately $2,667,376. Accelerated vesting of Mr. Suriyakumar’s outstanding unvested stock options would not have resulted in any additional compensation. Accelerated vesting of Mr. Suriyakumar’s unvested restricted stock would have resulted in vesting of 141,662 shares of unvested restricted common stock outstanding as of December 31, 2016 with an aggregate market value of approximately $719,694. In the case of both stock options and restricted stock, the aggregate market value is based on the closing price on the NYSE on December 31, 2016.

Rahul K. Roy If Mr. Roy is terminated without “Cause” (as defined above) or his employment terminates for “Good Reason” (as defined above), he is entitled to receive: (a) his then base salary for 12 months following the effective date of the termination; (b) earned but unpaid incentive bonus; (c) continued payment of premiums for him and his eligible dependents to remain covered by our group medical insurance programs for the period in which he is entitled to continue to receive his base salary; and (d) immediate vesting of all unvested stock options, restricted stock or similar rights granted to him as of the effective date of termination. As of December 31, 2016, payment of all the foregoing in connection with termination of Mr. Roy’s employment without Cause or for Good Reason would have totaled approximately $1,173,148. Accelerated vesting of Mr. Roy’s outstanding unvested stock options would have resulted in vesting of 56,001 shares of common stock subject to unvested options as of December 31, 2016, with no fair market value. Accelerated vesting of Mr. Roy’s unvested restricted stock would have resulted in vesting of 40,000 shares of unvested restricted common stock outstanding as of December 31, 2016 with an aggregate market value of approximately $203,200. In the case of stock options the aggregate market value is based on the closing price on the NYSE on December 31, 2016.

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Dilantha Wijesuriya If Mr. Wijesuriya is terminated without “Cause” (as defined above) or his employment terminates for “Good Reason” (as defined above), he is entitled to receive: (a) his base salary for twelve months following the effective date of termination; (b) earned but unpaid incentive bonus; (c) continued payment of premiums for Mr. Wijesuriya and his eligible dependents to remain covered by our group medical insurance programs for twelve months following the effective date of termination; and (d) immediate vesting of all unvested stock options, restricted stock or similar rights granted to him as of the effective date of termination. As of December 31, 2016, payment of all of the foregoing in connection with termination of Mr. Wijesuriya’s employment without Cause or for Good Reason would have totaled approximately $980,348. Accelerated vesting of Mr. Wijesuriya’s outstanding unvested stock options would have resulted in vesting of 227,915 shares of common stock subject to unvested options as of December 31, 2016, with an aggregate fair market value of approximately $238,900 (representing the aggregate amount by which the accelerated stock options would have been “in the money” on December 31, 2016). Accelerated vesting of Mr. Wijesuriya’s unvested restricted stock would have resulted in vesting of 50,000 shares of unvested restricted common stock outstanding as of December 31, 2016 with an aggregate market value of approximately $254,000. In the case of stock options the aggregate market value is based on the closing price on the NYSE on December 31, 2016.

Jorge Avalos If Mr. Avalos is terminated without “Cause” (as defined above) or his employment terminates for “Good Reason” (as defined above), he is entitled to receive: (a) his base salary for twelve months following the effective date of termination; (b) earned but unpaid incentive bonus; (c) continued payment of premiums for Mr. Avalos and his eligible dependents to remain covered by our group medical insurance programs for twelve months following the effective date of termination; and (d) immediate vesting of all unvested stock options, restricted stock or similar rights granted to him as of the effective date of termination. As of December 31, 2016, payment of all of the foregoing in connection with termination of Mr. Avalos’ employment without Cause or for Good Reason would have totaled approximately $677,932. Accelerated vesting of Mr. Avalos’ outstanding unvested stock options would have resulted in vesting of 27,000 shares of common stock subject to unvested options as of December 31, 2016, with no fair market value. Accelerated vesting of Mr. Avalos’ outstanding unvested restricted stock would have resulted in full vesting of 55,000 shares of unvested restricted common stock as of December 31, 2016 with an aggregate market value of approximately $279,400. In the case of both stock options and restricted stock, the aggregate market value is based on the closing price on the NYSE on December 31, 2016.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of our Compensation Committee from January 2016 to December 2016 were Messrs. McNulty, Formolo, McCluggage and Perez de la Mesa. No member of our Compensation Committee during the last fiscal year (i) was, during fiscal year 2016, an officer or employee of the Company, (ii) was formerly an officer of the Company, or (iii) had any relationship requiring disclosure under Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain of our directors, executive officers, 5% beneficial owners and their affiliates have engaged in transactions with us in the ordinary course of business. The following is a description of such transactions during our fiscal year ended December 31, 2016 and the Company’s policies and procedures applicable to such transactions.

Policies and Procedures Regarding Related Transactions

Our Related Party Transactions Policy provides that we will only enter into or ratify a transaction with a related party when our board of directors, acting through the Audit Committee, determines that the transaction is in the best interests of ARC and our stockholders.

For the purposes of this policy, a related party means:

●	a member of the board of directors (or a nominee to the board of directors);

●	an executive officer;

●	any person who is known to be the beneficial owner of more than five percent of any class of our securities; or

●	any immediate family member of any of the persons listed above.

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We review all known relationships and transactions in which ARC and our directors, executive officers, and significant stockholders or their immediate family members are participants to determine whether such persons have a direct or indirect interest. Our legal staff is primarily responsible for developing and implementing processes and controls to obtain information regarding our directors, executive officers, and significant stockholders with respect to related party transactions and then determining, based on the facts and circumstances, whether ARC or a related party has a direct or indirect interest in these transactions. On a periodic basis, the legal team will review all transactions involving payments between ARC and any company that has an ARC executive officer or director as an officer or director. In addition, our directors and executive officers are required to notify us of any potential related party transactions and provide us with the information regarding such transactions.

If our legal department determines that a transaction is a related party transaction, the Audit Committee must review the transaction and either approve or disapprove it. If advance approval of a transaction is not feasible, the chair of the Audit Committee may approve the transaction and the transaction may be ratified by the Audit Committee in accordance with the Related Party Transactions Policy. In determining whether to approve or ratify a transaction with a related party, the Audit Committee will take into account all of the relevant facts and circumstances available to it, including, among any other factors it deems appropriate, such as:

●	the benefits to us of the transaction;

●	the nature of the related party’s interest in the transaction;

●	whether the transaction would impair the judgment of a director or executive officer to act in the best interests of ARC and our stockholders;

●	the potential impact of the transaction on a director’s independence; and

●	whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances.

Any member of the Audit Committee who is a related party with respect to a transaction under review may not participate in the deliberations or vote on the approval of the transaction.

Related Party Real Property Leases

During our fiscal year ended December 31, 2016, we were a party to real property leases with entities owned by our former Chairman of the board, Mr. Chandramohan, and our current Chairman of the Board, President and Chief Executive Officer, Mr. Suriyakumar, for two of our facilities located in Costa Mesa, California and Los Angeles, California. These facilities are leased to us under written lease agreements between us and Sumo Holdings Costa Mesa, LLC and Sumo Holdings, LA, LLC, respectively. Messrs. Chandramohan and Suriyakumar are the only members of each of the Sumo Holdings limited liability companies.

Under these real property leases, we paid these entities rent in the aggregate amount of $504,000 in 2016. We were also obligated to reimburse these entities for certain real property taxes and the actual costs incurred by these entities for insurance and maintenance on a triple net basis.

The real property leases described above were originally entered into by us between November 19, 1997 and February 1, 1999. Our board of directors determined that, as of the February 2005 closing of our initial public offering, we would not enter into any arrangements to lease any additional facilities from Messrs. Chandramohan and Suriyakumar or their affiliates. Our board of directors reviews and approves the renewal terms for any existing related party real property leases and requires that any extensions will not be approved if the proposed base rent exceeds the then-existing fair market rate in the applicable geographic market. Our Chief Financial Officer reviews relevant market data to ensure that lease term base rent for any extension term does not exceed the fair market rate and is authorized to consult with and retain the services of professionals, as necessary, to determine prevailing market rental rates.

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Indemnification Agreements

We have entered into, and expect to continue to enter into, indemnification agreements with our directors and executive officers that provide indemnification under certain circumstances for acts and omissions that may not be covered by any directors’ and officers’ liability insurance. The indemnification agreements may require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers and directors (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain officers’ and directors’ insurance if available on reasonable terms.

Registration Rights Agreement

We have a registration rights agreement dating back to April 10, 2000 that is currently in effect only with respect to shares held by Mr. Suriyakumar and Mr. Chandramohan, a former officer of the Company (or entities in which they control a majority of voting shares). The registration rights agreement entitles them to certain rights with respect to the registration of their shares under the Securities Act. These registration rights are summarized below.

Piggyback Registrations. If we propose to register any of our equity securities under the Securities Act (other than pursuant to a demand registration of registrable securities or a registration on Form S-4 or Form S-8) for us or for holders of securities other than the registrable securities, we will offer the holders of registrable securities the opportunity to register their registrable securities.

Conditions and Limitations; Expenses. The registration rights are subject to conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration and our right to delay or withdraw a registration statement under specified circumstances. We will pay the registration expenses of the holders of registrable securities in demand registrations and piggyback registrations in connection with the registration rights agreement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires directors and certain officers of the Company and persons who own more than 10% of our common stock to file with the SEC initial reports of beneficial ownership (Form 3) and reports of subsequent changes in their beneficial ownership (Form 4 or Form 5) of ARC’s common stock. Such directors, officers and greater-than-10% stockholders are required to furnish us with copies of the Section 16(a) reports they file. The SEC has established specific due dates for these reports, and ARC is required to disclose in this report any late filings or failures to file.

Based solely on our review of copies of the Section 16(a) reports received or written representations from such officers, directors and greater-than-10% stockholders, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater-than-10% stockholders were complied with during the fiscal year ended December 31, 2016.

ADDITIONAL INFORMATION

Householding

Under rules adopted by the SEC, we are permitted to deliver a single set of any proxy statement, information statement, annual report and prospectus to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, called householding, allows us to reduce the number of copies of these materials we must print and mail. Even if householding is used, each stockholder will continue to receive a separate proxy card or voting instruction card.

The Company is not householding for those stockholders who hold their shares directly in their own name. If you share the same last name and address with another Company stockholder who also holds his or her shares directly, and you would each like to start householding for the Company’s annual reports, proxy statements, information statements and prospectuses for your respective accounts, then please contact our corporate secretary c/o ARC Document Solutions, Inc., 1981 North Broadway, Suite 385, Walnut Creek, California 94596, Attention: D. Jeffery Grimes, Secretary, telephone (925) 949-5100.

This year, some brokers and nominees who hold Company shares on behalf of stockholders may be participating in the practice of householding proxy statements and annual reports for those stockholders. If your household received

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a single proxy statement and annual report for this year, but you would like to receive your own copy this year, please contact our corporate secretary c/o ARC Document Solutions, Inc., 1981 North Broadway, Suite 385, Walnut Creek, California 94596, Attention: D. Jeffery Grimes, Secretary, telephone (925) 949-5100, and we will promptly send you a copy. If a broker or nominee holds Company shares on your behalf and you share the same last name and address with another stockholder for whom a broker or nominee holds Company shares, and together both of you would like to receive only a single set of the Company’s disclosure documents, please contact your broker or nominee as described in the voting instruction card or other information you received from your broker or nominee.

If you consent to householding, your election will remain in effect until you revoke it. Should you later revoke your consent, you will be sent separate copies of those documents that are mailed at least 30 days or more after receipt of your revocation.

Stockholder Proposals for the 2018 Annual Meeting

In order to present a proposal at our 2018 annual meeting, a stockholder must comply with the specific requirements set forth in our Second Amended and Restated Bylaws, including the requirement to provide notice in writing to our corporate secretary at our principal executive offices not later than the 90th day nor earlier than the 120th day before the one-year anniversary of our 2017 annual meeting of stockholders. The stockholder’s notice must include the specific items set forth in our Second Amended and Restated Bylaws.

In order to submit a proposal for inclusion in our proxy materials for the 2018 annual meeting of stockholders, a stockholder must submit the proposal not later than January 27, 2018, and follow the other procedures set forth in Rule 14a-8 of the Exchange Act. If we hold our 2018 annual meeting of stockholders more than 30 days before or after April 27, 2018 (the one-year anniversary date of the 2017 Annual Meeting of Stockholders), we will disclose the new deadline by which stockholders proposals must be received in our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably determined to inform stockholders. Proposals must also comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

You may request a printed copy of the relevant provision of our Second Amended and Restated Bylaws regarding the requirements for presenting stockholder proposals at our annual meetings of stockholders by contacting our corporate secretary at (925) 949-5100 or by sending a request by mail to ARC Document Solutions, Inc., 1981 North Broadway, Suite 385, Walnut Creek, California 94596, Attention: D. Jeffery Grimes, Secretary.

Additional Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information on the public reference room. The SEC maintains an internet site that contains annual, quarterly and current reports, proxy and information statements and other information that issuers file electronically with the SEC. The SEC’s internet site is www.sec.gov.

Our investor relations internet address is ir.e-arc.com. We make available free of charge, on or through our investor relations webpage, our proxy statements, annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports filed or furnished pursuant to the Exchange Act, as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. We also make available, through our Investors webpage, statements of beneficial ownership of our equity securities filed by our directors, officers, 10% or greater stockholders and others under Section 16 of the Exchange Act. The reference to our website address does not constitute incorporation by reference of the information contained in the website and should not be considered part of this document.

A copy of our Code of Conduct, as defined under Item 406 of Regulation S-K, including any amendments thereto or waivers thereof, our Corporate Governance Guidelines, and board committee charters can also be accessed on our investor relations website ir.e-arc.com and selecting “Corporate Governance” from navigation menu. Our Code of Conduct applies to all directors, officers and employees, including our Chief Executive Officer, our Chief Financial Officer and our Controller. We will post any amendments to the Code of Conduct, and any waivers that are required to be disclosed by the rules of either the SEC or the NYSE, on our website.

You can request a printed copy of these documents, excluding exhibits, at no cost, by contacting Investor Relations at (925) 949-5100 or by sending a request by mail to 1981 North Broadway, Suite 385, Walnut Creek, California 94596, Attention: David Stickney, Vice President Corporate Communications.

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YOUR VOTE AT THIS YEAR’S ANNUAL MEETING OF STOCKHOLDERS IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN. PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE PROMPTLY.

By order of the Board of Directors,

March 28, 2017
D. Jeffery Grimes
Vice President, Senior Corporate
Counsel & Corporate Secretary

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ARC DOCUMENT SOLUTIONS, INC. ATTN: ARC Legal Department 1981 N. BROADWAY, SUITE 385 WALNUT CREEK, CA 94596

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
			☐	☐	☐
1.	Election of Directors

Nominees

01	K. Suriyakumar 02 Thomas J. Formolo 03 John G. Freeland 04 Dewitt Kerry McCluggage 05 James F. McNulty
06	Mark W. Mealy 07 Manuel Perez de la Mesa

The Board of Directors recommends you vote FOR proposals 2. and 3..								For	Against	Abstain

2.	Ratify the appointment of Deloitte & Touche LLP as ARC Document Solutions, Inc.’s independent registered public accounting firm for 2017.							☐	☐	☐

3.	Approve advisory, non-binding vote on executive compensation.							☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:							1 year	2 years	3 years	Abstain

4.	Approval, by non-binding advisory vote, of the frequency of executive compensation votes.						☐	☐	☐	☐

NOTE: Transact any other business that may properly come before the annual meeting and any postponements and any adjournments of the annual meeting.

			Yes	No

Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

0000323071_1    R1.0.1.15

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com.

ARC DOCUMENT SOLUTIONS, INC. Annual Meeting of Stockholders April 27, 2017 9:00 AM PDT This proxy is solicited by the Board of Directors

The undersigned hereby appoints Kumarakulasingam Suriyakumar, the Chairman of the Board, Chief Executive Officer, President and a director of ARC Document Solutions, Inc., and D. Jeffery Grimes, Secretary of ARC Document Solutions, Inc., and each of them, with full power of substitution, proxies of the undersigned to vote all shares of Common Stock of ARC Document Solutions Inc. held by the undersigned on February 27, 2017, at the annual meeting of stockholders to be held at the Diablo Country Club, 1700 Clubhouse Road, Diablo, CA 94528 on Thursday, April 27, 2017 at 9:00 a.m. PDT, and at any postponements or adjournments thereof. Without limiting the authority granted herein, the above named proxies are expressly authorized to vote as directed by the undersigned as to those matters set forth on the reverse side hereof. If no directions are given, this Proxy will be voted “FOR” all of the director nominees named on the reverse side under Proposal 1, “FOR” Proposals 2 and 3, and “FOR 1 Year” for Proposal 4. The above named proxies will vote in their discretion on all other matters that are properly brought before the annual meeting. The undersigned hereby revokes any proxy heretofore given to vote at such meeting.

Continued and to be signed on reverse side

0000323071_2     R1.0.1.15